AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FOSSIL GROUP, INC.,
CHARLIE ACQUISITION CORP.,
MISFIT, INC.,
FORTIS ADVISORS LLC,
AS SECURITYHOLDER REPRESENTATIVE,
AND,
WITH RESPECT TO ARTICLE VIII, ARTICLE IX AND ARTICLE X ONLY,
U.S. BANK NATIONAL ASSOCIATION,
AS ESCROW AGENT
Dated as of November 11, 2015

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-iii-

INDEX OF EXHIBITS AND SCHEDULES
Exhibits
Exhibit A    Form of Key Employee Non-Competition and Non-Solicitation Agreement
Exhibit B    Form of Key Employee Offer Letter
Exhibit C    Form of Joinder and Waiver Agreement
Exhibit D    Form of Stockholder Written Consent
Exhibit E-1    Form of Optionholder Letter of Transmittal (withholding)
Exhibit E-2    Form of Optionholder Letter of Transmittal (non-withholding)
Exhibit E-3    Form of Stockholder Letter of Transmittal
Exhibit F    Form of 280G Waiver
Exhibit G    Form of Director and Officer Resignation and Release Letter
Exhibit H    Management Incentive Plan
Exhibit I    Escrow Agent’s Money Market Deposit Account
Exhibit J    Escrow Agent Security Procedures
Exhibit K    Other Required Filings
Schedules
Schedule A    Certain Company Securityholders
Schedule 1.1(k)    Closing Net Working Capital Example
Schedule 1.1(eee)    Key Employees
Schedule 1.1(fff)    Knowledge Persons
Schedule 6.12    Liens to be Released
Schedule 6.18(a)    Company Indemnitees
Schedule 7.2(d)(i)    Agreements Requiring Consents, Waivers and Approvals
Schedule 7.2(d)(ii)    Notices to be Sent
Schedule 10.10    Authorized Representatives for Escrow Agent

-iv-

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 11, 2015, by and among Fossil Group, Inc., a Delaware corporation (“Parent”), Charlie Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Misfit, Inc., a Delaware corporation (the “Company”), Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as securityholder representative (the “Securityholder Representative”), and, with respect to Article VIII, Article IX and Article IX only, U.S. Bank National Association, as Escrow Agent (the “Escrow Agent”). All capitalized terms that are used in this Agreement have the meanings ascribed to them in Article I.
RECITALS
A.    The boards of directors of each of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”).
B.    The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger and the other transactions contemplated by this Agreement.
C.    Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time (i) all of the issued and outstanding shares of Company Capital Stock will be converted into the right to receive the consideration set forth herein; (ii) all of the Company Options will be cancelled and extinguished and will be converted into the right to receive the consideration set forth herein; and (iii) all of the issued and outstanding Company Warrants or other securities convertible into or exchangeable for shares of Company Capital Stock will be terminated (unless exercised or converted prior to the Merger) and will be converted into the right to receive the consideration set forth herein.
D.    A portion of the consideration otherwise payable by Parent in connection with the Merger will be placed in escrow by Parent as partial security for the indemnification obligations set forth in this Agreement in the amount and on the terms and subject to the conditions set forth herein.
E.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, (i) certain of the Key Employees must enter into a non-competition and non-solicitation agreement with Parent, substantially in the form attached as Exhibit A (each, a “Key Employee Non-Competition and Non-Solicitation Agreement”); and (ii) each of the Key Employees must execute an at-will offer letter, substantially in the form of Exhibit B (each, a “Key Employee Offer Letter”), to be effective as of the Effective Time.
F.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, Company Securityholders listed on Schedule A are entering into and delivering to Parent one or more Joinder and Waiver Agreements, substantially in the form attached as Exhibit C (each, a “Joinder and Waiver Agreement”), to be effective upon the Closing.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

Article I

DEFINITIONS
1.1    Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms have the following meanings:
(a)    “Actual Closing Net Working Capital” means the amount of the Closing Net Working Capital as finally determined pursuant to Section 2.9(b).
(b)    “Affiliate” means with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.
(c)    “Affiliated Group” means an affiliated, consolidated, combined, unitary or similar group for Tax purposes, including any arrangement for group or consortium relief or similar arrangement.
(d)    “Aggregate Exercise Price” means the aggregate amount of all exercise prices applicable to all Company Options and Company Warrants outstanding as of immediately prior to the Effective Time.
(e)    “Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, or that have the effect of doing so.
(f)    “Applicable Series Preferred Preference Per Share” means the Series A Preferred Preference Per Share for the Series A Preferred Stock, the Series B Preferred Preference Per Share for the Series B Preferred Stock, the Series C-1 Preferred Preference Per Share for the

Series C-1 Preferred Stock and the Series C-2 Preferred Preference Per Share for the Series C-2 Preferred Stock.
(g)    “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of Dallas is closed.
(h)    “CCC” means the California Corporations Code.
(i)    “Claim” means any cause of action or suit (whether in contract, tort or otherwise), action, claim, demand, charge, hearing, complaint, litigation (whether at law or in equity, whether civil or criminal), or controversy by or before any Governmental Entity, or any arbitration proceeding by any Governmental Entity or any other Person.
(j)    “Closing Indebtedness” means the aggregate amount of any and all Indebtedness of the Company as of immediately prior to the Effective Time and any amounts that may be incurred thereto to payoff or discharge such Indebtedness of the Company.
(k)    “Closing Net Working Capital” means, as of the Effective Time, on the Closing Date, an amount equal to (i) all current assets of the Company, minus (ii) all current liabilities of the Company, in each case calculated in accordance with Schedule 1.1(k) and using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Interim Financials. For the avoidance of doubt, Closing Net Working Capital will include cash and cash equivalents, accounts receivable, inventory, prepaid expenses, accounts payable and accrued expenses (including, as current liabilities, any Pre-Closing Taxes) and all other current assets and current liabilities required to be recorded under GAAP, will exclude allowance for returns or defective product, Third Party Expenses, Change in Control Fees and Closing Indebtedness.
(l)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar state law.
(m)    “Code” means the Internal Revenue Code of 1986, as amended, and any official guidance promulgated thereunder.
(n)    “Company Capital Stock” means the Company Common Stock, Company Preferred Stock and any other shares of capital stock of the Company.
(o)    “Company Common Stock” means shares of common stock, par value $0.0001 per share, of the Company.
(p)    “Company Employee Plan” means any plan, program, policy, Contract or other arrangement providing for compensation, change of control payments or benefits, retention payments or benefits, severance, termination pay, deferred compensation, performance awards, compensatory stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA

Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans.
(q)    “Company Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company.
(r)    “Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance, condition or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) that is or would reasonably be expected to be or become materially adverse to the financial condition, business, assets (including intangible assets), liabilities, operations or results of operations of the Company; or (ii) that would reasonably be expected to materially impede the authority or ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law, except that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) Effects relating to the general economic or political conditions or changes in such conditions or changes affecting the industry generally in which the Company operates to the extent that such Effects or changes do not affect the Company disproportionately as compared to other companies operating in the same industries or geographies as the Company; (B) Effects relating to acts of war, declaration of national emergency, any military attack or terrorism to the extent that such Effects do not affect the Company disproportionately as compared to other companies operating in the same industries or geographies as the Company; (C) any changes in applicable Law or GAAP (or interpretation thereof) to the extent that such changes do not affect the Company disproportionately as compared to other companies operating in the same industries or geographies the Company; (D) any failure, in and of itself, of the Company to meet financial or other projections for any period ending after the date of this Agreement (but not, in each case, the underlying cause of such failure); (E) any Effect (including any loss of employees, any litigation or any disruption in supplier, distributor, partner or similar relationships) to the extent resulting from or arising out of the execution, delivery, announcement or performance of this Agreement or the announcement, pendency or anticipated consummation of the Merger or the other transactions contemplated herein; or (F) any actions taken or failure to take any action by the Company that are: (1) specifically required by this Agreement to be taken, or prohibited to be taken pursuant to this Agreement, or (2) consented to by Parent.
(s)    “Company Option” means any issued and outstanding option (but excluding Company Warrants) to purchase shares of Company Capital Stock (whether or not vested).
(t)    “Company Preferred Stock” means shares of Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock.
(u)    “Company Privacy Policy” means each external or internal, past or present privacy policy or privacy- or security-related representation, obligation or promise of the Company relating to: (i) the privacy of users of any Company Product; or (ii) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, retention, interception, or other processing of, or security of, any Personal Data.
(v)    “Company Product Data” means (i) all data and content uploaded or otherwise provided by or for customers or users of the Company to the Company; (ii) all data or content stored by customers or users of the Company on, Company Products; (iii) all data and content created, compiled, inferred, derived, or otherwise collected or obtained by or for the Company Products; (iv) data or content created, compiled, inferred, derived or otherwise collected or obtained by or for the Company in its provision of the Company Products or operation of the business of the Company; and (v) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (i) through (iv) above.
(w)    “Company Products” means all products, Technology and services developed (including any planned product currently under development), made, offered, marketed, sold, made commercially available, licensed, or otherwise distributed by or on behalf of the Company from the inception of the Company.
(x)    “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, under an obligation of assignment to, or filed in the name of, the Company.
(y)    “Company Restricted Stock” means shares of Company Capital Stock that are unvested or are subject to a repurchase option, substantial risk of forfeiture or other similar condition (in each case giving effect to any acceleration of vesting or lapse of such option, risk or condition due to the consummation of the transactions contemplated by this Agreement) under any applicable restricted stock purchase agreement or other similar agreement with the Company.
(z)    “Company Securityholder” means any Company Stockholder, holder of Company Options or holder of Company Warrants, in each case as of immediately prior to the Effective Time.
(aa)    “Company Source Code” means Source Code embodied by or for any Company Product or any other material proprietary Source Code.
(bb)    “Company Stockholder” means any holder of any shares of Company Capital Stock immediately prior to the Effective Time (after giving effect to the exercise of each Company Option and each Company Warrant immediately prior to the Effective Time).
(cc)    “Company Warrant” means any issued and outstanding warrant (other than Company Options) to purchase or otherwise acquire shares of Company Capital Stock.
(dd)    “Confidentiality Agreement” means the mutual confidentiality and nondisclosure agreement dated July 16, 2015, between the Company and Parent.
(ee)    “Continuing Employee” means each Employee who (i) for U.S. Employees, is offered at-will employment with Parent or any of its Subsidiaries, accepts such offer of at-will employment prior to the Effective Time and remains an employee of Parent or any of its Subsidiaries as of immediately after the Effective Time; and (ii) for non-U.S. Employees, is an employee of the Company as of immediately prior to the Effective Time, and, in each case, remains an employee of the Surviving Corporation or one of its Subsidiaries or becomes an employee of Parent or one of its Subsidiaries as of immediately after the Effective Time.
(ff)    “Contract” means any written or oral contract, agreement, commitment or undertaking of any nature (including any lease, mortgage, indenture, note, guarantee, covenant, letter of intent, insurance policy, permit, concession, franchise, license, sublicense, subcontract, purchase order or other arrangement, obligation, understanding or commitment), including in each case any contingent or springing obligations and any amendments, supplements, or other modifications thereto, but in any case only to the extent that such contract, agreement, commitment or undertaking is legally binding.
(gg)    “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Plans.
(hh)    “DGCL” means the General Corporation Law of the State of Delaware.
(ii)    “Employee” means any current or former employee (including any such individual engaged through a third party agency), director, advisor, consultant or independent contractor of the Company or any ERISA Affiliate.
(jj)    “Employee Agreement” means each management, employment, change of control, retention, severance, consulting, contractor, bonus, relocation, repatriation, expatriation, loan, visa, work permit or other employment-related Contract (including, any offer letter or any agreement providing for acceleration of Company options or equity, or any other agreement providing for compensation or benefits), between the Company or any ERISA Affiliate and any Employee.
(kk)    “Environmental Laws” means any and all Laws that prohibit, regulate or control protection of the environment, natural resources, human health and safety, any Hazardous Material, or any Hazardous Material Activity and all as amended from time to time.
(ll)    “Environmental Permit” means any notification, license, permit (including construction and operation permits), franchise, concession, certificate, consent, grant, approval, exemption, classification, registration and other similar documents and authorizations issued by any Governmental Entity or any private person (including any application therefor) pursuant to Environmental Law.

(mm)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any official guidance promulgated thereunder.
(nn)    “ERISA Affiliate” means any person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
(oo)    “Escrow Amount” means $12,500,000.
(pp)    “Estimated Third Party Expenses” means the amount of Third Party Expenses anticipated to be incurred or payable by the Company upon or after the Closing (including amounts incurred or payable prior to the Closing that remain unpaid as of immediately prior to the Closing), as estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date.
(qq)    “FMLA” means the Family Medical Leave Act of 1993, as amended.
(rr)    “Fully Diluted Share Amount” means the sum of the following (without double-counting): (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time; (ii) the number of shares of Company Common Stock issuable upon the exercise, conversion or exchange of all securities (whether or not vested) issued and outstanding immediately prior to the Effective Time that are exercisable, convertible or exchangeable for shares of Company Common Stock; and (iii) any other rights convertible into, or exercisable or exchangeable for, shares of Company Common Stock on an as-converted, exercised or exchanged basis. The Fully Diluted Share Amount will not include any shares of Company Preferred Stock (or shares of Company Common Stock that are issuable upon the conversion thereof) that are not converted or deemed to be converted immediately prior to the Effective Time in accordance with the Certificate of Incorporation.
(ss)    “GAAP” means United States generally accepted accounting principles consistently applied.
(tt)    “Governmental Entity” means any U.S. federal, state, municipal, local or foreign government, or, in each case, any political subdivision thereof, or any authority, agency, board, commission, department or other regulatory entity or body, entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or other governmental power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.
(uu)    “Hazardous Material” means any material, chemical, emission or substance that has been characterized, identified or designated by any Governmental Entity to be radioactive, toxic, hazardous, dangerous, a pollutant, a nuisance, biohazardous, a medical waste, or otherwise a potential danger to health, reproduction or the environment.
(vv)    “Hazardous Material Activity” means the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, labeling, removal, remediation, release,

exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required payment of waste fees or charges (including so called e-waste fees) and compliance with any recycling, packaging, product take back or product content requirements.
(ww)    “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
(xx)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
(yy)    “Indebtedness” means, without duplication, all liabilities (including any applicable penalties (including with respect to any accrued or unpaid prepayment thereof) and accrued or unpaid interest and premiums) of the Company (i) for borrowed money, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services of the Company in the ordinary course of business); (ii) evidenced by (or that would be customarily evidenced by) notes, bonds, debentures or other similar instruments; (iii) for the deferred purchase price of property, goods or services (excluding trade payables incurred in the ordinary course of business); (iv) as lessee under leases that have been recorded as capital leases in accordance with GAAP; (v) under acceptances, letters of credit or similar facilities; (vi) under conditional sale, installment sale or other title retention Contracts relating to purchased property or other assets; (vii) for reimbursement obligations in respect of letters of credit, fidelity bonds, surety bonds, performance bonds and bankers’ acceptances; (viii) for obligations secured by (or for all existing right, contingent or otherwise to be secured by) any encumbrance on property owned or acquired, whether or not the obligations secured thereby have been assumed; (ix) for renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness or guarantee; (x) for any other obligation that is required to be reflected as debt on the Current Balance Sheet based on the internal accounting principles utilized by the Company as of date of this Agreement (other than trade payables and current accruals incurred in the ordinary course of business); and (xi) all guarantees of any of the foregoing of another Person, but in each case excluding Taxes.
(zz)    “Indemnifying Parties” means the holders of Company Capital Stock, Company Warrants and Vested Company Options, in each case outstanding as of immediately prior to the Effective Time.
(aaa)    “Intellectual Property” means Technology and other materials that embody any Intellectual Property Rights.
(bbb)    “Intellectual Property Rights” means any or all rights associated with or arising under any of the following anywhere in the world: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (viii) rights associated with works of authorship, including exclusive exploitation rights, and moral rights (“Moral Rights”); (ix) any other similar rights in or to Technology; and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
(ccc)    “International Employee Plan” means each Company Employee Plan or Employee Agreement that has been established, adopted or maintained by the Company or any ERISA Affiliate, or contributed to or required to be contributed to, by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.
(ddd)    “IRS” means the United States Internal Revenue Service.
(eee)    “Key Employees” means the employees of the Company who are listed in Schedule 1.1(eee).
(fff)    “Knowledge” means (i) with respect to any Person, the actual knowledge of such Person, and (ii) with respect to the Company, (A) the actual knowledge of the Persons identified in Schedule 1.1(fff) and the knowledge that each such Person would reasonably be expected to have obtained if he or she had made appropriate inquiry of those Employees, contractors and consultants of the Company whom such Person reasonably believes would have actual knowledge of the matters represented; and (B) the actual knowledge of the directors of the Company in their capacities as directors of the Company.
(ggg)    “Law” means any foreign, federal state and local statutes, rules, codes, regulations, restrictions, resolutions, ordinances, orders, decrees, approvals, guidance, promulgations, directives, judgments, injunctions, writs, awards, decrees or other similar legal requirements having the force or effect of law, issued by, adopted, promulgated, or put into effect by any Governmental Entity.
(hhh)    “Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or order of any Governmental Entity and those arising under any Contract, but in each case only to the extent required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP.

(iii)    “Lien” means, with respect to any asset, any lien, pledge, charge, adverse title, claim, mortgage, deed of trust, security interest, defect in title, preemptive right, vesting limitation, right of first offer or refusal, transfer restriction of any kind or other similar encumbrance in respect of such asset.
(jjj)    “Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) of ERISA.
(kkk)    “Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.
(lll)    “Open Source Software” means the software licensed under any license that conforms to the Open Software Initiative’s definition of “open source,” available online at http://www.opensource.org/osd.html (any such license, an “Open Source License”).
(mmm)    “Pension Plan” means an “employee pension benefit plan,” as defined in Section 3(2) of ERISA.
(nnn)    “Per Share Amount” means an amount of cash equal to the quotient obtained by dividing (i) the Total Consideration less the Preferred Preference by (ii) the Fully Diluted Share Amount, with such amount rounded up to the nearest $0.00001, with amounts of $0.000005 and above rounded up.
(ooo)    “Permits” means all notifications, licenses, permits (including construction and operation permits), franchises, concessions, certificates, consents, grants, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.
(ppp)    “Permitted Investments” means investments as may be specified from time to time by written instruction from Parent, except that such investments must be (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) money market accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available).
(qqq)    “Permitted Liens” means (i) Liens for Taxes that are not yet due and payable; (ii) non-exclusive licenses (other than occupancy rights) granted by the Company in the ordinary course of business; (iii) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Law arising or incurred in the ordinary course of business for obligations that are not yet past due; (iv) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation; (v) liens in favor of customs and revenue authorities arising as a matter of Law to secure payments of customs duties in connection with the importation of goods; and (vi) zoning regulations, restrictive covenants and easements or other encumbrances that do not detract in any material respect from the value of the Company’s leasehold estates and do not materially and adversely affect, impair or interfere with the use by the Company of any property affected thereby.
(rrr)    “Person” means an individual or entity, including a company, partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, a proprietorship, unincorporated association, organization or enterprise or other business entity, or a Governmental Entity (or any department, agency, or political subdivision thereof).
(sss)    “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, biometric identifier, or customer or account number, or device or machine identifier, IP address, or any other piece of information that alone or in combination with other information allows the identification or location of, or contact with, a natural person or a particular computing system or device and (ii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.
(ttt)    “Plan” means the Misfit, Inc. 2011 Equity Incentive Plan, as amended.
(uuu)    “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
(vvv)    “Pre-Closing Taxes” means (i) any Taxes of the Company relating or attributable to any Pre-Closing Tax Period, determined in the case of property Taxes and similar ad valorem Taxes for any Straddle Period by multiplying the amount of such Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days of such taxable period in the pre-closing portion and the denominator of which is the number of calendar days in the entire Straddle Period, and in the case of all other Taxes for any Straddle Period, determined as though the taxable year of the Company terminated at the close of business on the Closing Date; and (ii) any Transaction Payroll Taxes. For the avoidance of doubt, Pre-Closing Taxes will be determined as if the Company uses the accrual method of Tax accounting. For the avoidance of doubt, Pre-Closing Taxes shall not include any Tax that (A) results from an election under Section 338 of the Code with respect to the purchase of the shares of Company Capital Stock or (B) results from any transactions occurring on the Closing Date outside the ordinary course of business.
(www)    “Preferred Preference” means the sum of the Series A Preferred Preference, the Series B Preferred Preference, the Series C-1 Preferred Preference and the Series C-2 Preferred Preference.
(xxx)    “Privacy Legal Requirement” means a Law or applicable rule of a self-regulatory organization and, to the extent applicable, any published industry best practice or other standard (including the Payment Card Industry Data Security Standard, to extent applicable), or contractual requirement applicable to the Company, as it may in each case be or have been amended from time to time, pertinent to (i) privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of, or the security of, Personal Data, or (ii) marketing, consumer communications, or consumer protection.
(yyy)    “Pro Rata Portion” means, with respect to each Indemnifying Party, a percentage equal to the quotient of (i) the aggregate amount of cash receivable by such Indemnifying Party as of the Effective Time pursuant to the terms of this Agreement with respect to Company Capital Stock, Company Warrants and Vested Company Options held by such Indemnifying Party as of the Effective Time divided by (ii) the aggregate amount of cash receivable by all Indemnifying Parties at the Effective Time pursuant to this Agreement with respect to Company Capital Stock, Company Warrants and Vested Company Options held by all Indemnifying Parties as of the Effective Time, and, in the case of both clause (i) and (ii), prior to giving effect to any applicable Tax withholdings or contributions to the Escrow Fund.
(zzz)    “Registered Intellectual Property” means all Intellectual Property Rights that have been registered, filed or issued under the authority of, with or by any Governmental Entity, or other public or quasi-public legal authority, including the United States Patent and Trademark Office (“PTO”), the U.S. Copyright Office, and their equivalents worldwide.
(aaaa)    “Related Agreements” means: (i) the Confidentiality Agreement, (ii) the Key Employee Non-Competition and Non-Solicitation Agreement, (iii) the 280G Waivers, (iv) the Key Employee Offer Letters, (v) the Joinder and Waiver Agreements and (vi) all other agreements, instruments and certificates entered into by the Company or any of the Company Securityholders in connection with the transactions contemplated by this Agreement and pursuant to this Agreement.
(bbbb)    “Remedial Action” has the same definition as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C., Section 9601(24).
(cccc)    “Removal” has the same definition as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C., Section 9601(23).
(dddd)    “Required Stockholder Approval” means the approval of the holders of a type and number of shares of Company Capital Stock sufficient to adopt and approve this Agreement and approve the Merger and the other transactions contemplated hereby (and including the appointment of the Securityholder Representative as the agent and attorney-in-fact for the Indemnifying Parties), in each case as required under applicable Law (including the DGCL and the CCC), the Charter Documents and any applicable agreements between the Company, on the one hand, and any Company Stockholder, on the other hand.
(eeee)    “Return” means all U.S. federal, state, provincial, local and non-U.S. returns, estimates, information statements, notifications, elections, forms, transfer pricing studies and reports relating to Taxes, including any attachments, schedules or addenda thereto or amendments thereof filed or required to be filed with a Governmental Entity.

(ffff)    “Series A Preferred Preference” means the amount equal to the Total Outstanding Series A Preferred Shares multiplied by the Series A Preferred Preference Per Share, after taking into account the proviso to Section 2.7(d)(i)(A), rounded to the nearest $0.01, with amounts of $0.005 and above rounded up.
(gggg)    “Series A Preferred Preference Per Share” means, for each of the Total Outstanding Series A Preferred Shares, an amount equal to $1.15 plus all accrued and unpaid dividends on such shares.
(hhhh)    “Series B Preferred Preference” means the amount equal to the Total Outstanding Series B Preferred Shares multiplied by the Series B Preferred Preference Per Share, after taking into account the proviso to Section 2.7(d)(i)(A), rounded to the nearest $0.01, with amounts of $0.005 and above rounded up.
(iiii)    “Series B Preferred Preference Per Share” means, for each of the Total Outstanding Series B Preferred Shares, an amount equal to $2.242 plus all accrued and unpaid dividends on such shares.
(jjjj)    “Series C-1 Preferred Preference” means the amount equal to the Total Outstanding Series C-1 Preferred Shares multiplied by the Series C-1 Preferred Preference Per Share, after taking into account the proviso to Section 2.7(d)(i)(A), rounded to the nearest $0.01, with amounts of $0.005 and above rounded up.
(kkkk)    “Series C-1 Preferred Preference Per Share” means, for each of the Total Outstanding Series C-1 Preferred Shares, an amount equal to $6.625 plus all accrued and unpaid dividends on such shares.
(llll)    “Series C-2 Preferred Preference” means the amount equal to the Total Outstanding Series C-2 Preferred Shares multiplied by the Series C-1 Preferred Preference Per Share, after taking into account the proviso to Section 2.7(d)(i)(A), rounded to the nearest $0.01, with amounts of $0.005 and above rounded up.
(mmmm)    “Series C-2 Preferred Preference Per Share” means, for each of the Total Outstanding Series C-2 Preferred Shares, an amount equal to $5.6786 plus all accrued and unpaid dividends on such shares.
(nnnn)    “Series A Preferred Stock” means shares of Series A Preferred Stock, par value $0.0001 per share, of the Company.
(oooo)    “Series B Preferred Stock” means shares of Series B Preferred Stock, par value $0.0001 per share, of the Company.
(pppp)    “Series C-1 Preferred Stock” means shares of Series C-1 Preferred Stock, par value $0.0001 per share, of the Company.

(qqqq)    “Series C-2 Preferred Stock” means shares of Series C-2 Preferred Stock, par value $0.0001 per share, of the Company.
(rrrr)    “Shrink-Wrap Code” means generally commercially available software in Object Code (other than development tools and development environments) where available for a cost of not more than $20,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations). “Shrink-Wrap Code” will not include any Open Source Software or any software incorporated into a Company Product.
(ssss)    “Source Code” means computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
(tttt)    “Stockholder Written Consent” means the written consent of holders representing at least 80% of the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time with respect to their (i) adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby; and (ii) waiver of appraisal, dissenters’ or similar rights pursuant to the applicable provisions of the DGCL, the CCC and other applicable Law, in each case pursuant to the form of written consent attached as Exhibit D (“Form of Stockholder Written Consent”), pursuant to and in accordance with the applicable provisions of the DGCL, CCC and the Charter Documents.
(uuuu)    “Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
(vvvv)    “Subsidiary” means with respect to any Person (including the Company), any corporation or other organization or Person, whether incorporated or unincorporated, of which (i) such Person or any other subsidiary of such Person is a general partner (excluding such partnerships where such Person or any subsidiary of such Person does not have a majority of the voting interest in such partnership); or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its subsidiaries or Affiliates.
(wwww)    “Target Working Capital Amount” means $35,100,000. For the avoidance of doubt, it is understood and agreed that in reaching this number, Parent agreed to accept a net working capital of $35,100,000 plus documentation of up to $2,600,000 of documented NRE that was spent in the fourth quarter. For every dollar of NRE in the fourth quarter invested below $2,600,000, the Company will have to provide an additional dollar of net working capital.
(xxxx)    “Tax” or “Taxes” means (i) any and all U.S. federal, state, provincial, local and non-U.S. taxes, taxes and assessments and other governmental charges in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, fringe benefit, recapture, employment, excise, property and social security taxes (including health, unemployment, workers’ compensation, Medicare and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts; and (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 1.1(xxxx) as a result of being or having been a member of an Affiliated Group or otherwise by operation of Law.
(yyyy)    “Technology” means any or all of the following: (i) works of authorship, including computer programs in any form, including Source Code and Object Code, whether embodied in software, firmware or otherwise, development tools, documentation, designs, files, records, data and all media on which any of the foregoing is recorded, all mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, trade secrets and know-how; (iv) databases, data compilations and collections, customer lists models, and technical data; (v) designs, logos, trade names, trade dress, trademarks and service marks; (vi) domain names, Web addresses and sites; (vii) tools, methods and processes; and (viii) all instantiations and disclosures of the foregoing and all other technologies in any form and embodied in any media, and all documentation related to the foregoing.
(zzzz)    “Total Consideration” means an amount of cash equal to $250,000,000 plus (i) the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Working Capital Amount; plus (ii) the Aggregate Exercise Price; and minus (iii) the sum of (1) the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Working Capital Amount; (2) the aggregate amount of any and all Third Party Expenses that have not been paid by the Company (using the Company’s cash) prior to the Closing; (3) the aggregate amount of all Change of Control Fees that have not been paid by the Company prior to the Closing (whether payable at or after the Closing); and (4) the Closing Indebtedness.
(aaaaa)    “Total Outstanding Series A Preferred Shares” means the aggregate number of shares of Series A Preferred Stock (including any rights convertible into, or exercisable or exchangeable for, shares of Series A Preferred Stock on an as-converted, exercised or exchanged basis) issued and outstanding as of the Effective Time.
(bbbbb)    “Total Outstanding Series B Preferred Shares” means the aggregate number of shares of Series B Preferred Stock (including any rights convertible into, or exercisable or exchangeable for, shares of Series B Preferred Stock on an as-converted, exercised or exchanged basis) issued and outstanding as of the Effective Time.
(ccccc)    “Total Outstanding Series C-1 Preferred Shares” means the aggregate number of shares of Series C-1 Preferred Stock (including any rights convertible into, or exercisable or exchangeable for, shares of Series C-1 Preferred Stock on an as-converted, exercised or exchanged basis) issued and outstanding as of the Effective Time.
(ddddd)    “Total Outstanding Series C-2 Preferred Shares” means the aggregate number of shares of Series C-2 Preferred Stock (including any rights convertible into, or exercisable or exchangeable for, shares of Series C-2 Preferred Stock on an as-converted, exercised or exchanged basis) issued and outstanding as of the Effective Time.

(eeeee)    “Transaction Payroll Taxes” means any employment or payroll Taxes with respect to any change of control payments or benefits, severance payments or benefits, or other bonuses, option cashouts or other compensatory payments or benefits in connection with the transactions contemplated by this Agreement, whether payable by Parent, Merger Sub, or the Company.
(fffff)    “Unvested Company Options” means outstanding Company Options (or portions thereof) that are not Vested Company Options.
(ggggg)    “Unvested Company Shares” means outstanding shares of Company Common Stock that are subject to a repurchase option or risk of forfeiture as of immediately prior to the Effective Time (after giving effect to any acceleration of vesting that occurs at or prior to the Effective Time or otherwise in connection with the consummation of the Merger).
(hhhhh)    “Vested Company Options” means outstanding Company Options (or portions thereof) that are vested as of immediately prior to the Effective Time (after giving effect to any acceleration of vesting that occurs at or prior to the Effective Time or otherwise in connection with the consummation of the Merger).
(iiiii)    “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder and any similar state law.
1.2    Additional Defined Terms. The following capitalized terms have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such term below:

Capitalized Term	Section
280G Approval	6.9
280G Payments	6.9
280G Vote	6.9
280G Waiver	6.9
Action of Divestiture	6.6
Advisory Group	8.7(b)
Affordable Care Act	3.20(g)
Agent Indemnification Expenses	8.6(d)(vii)
Agent Indemnified Parties	8.6(d)(vii)
Agent Interpleader Expenses	8.6(d)(vi)
Agreement	Preamble
Anticorruption Laws	3.24(e)
Balance Sheet Date	3.7(a)
Certificate of Incorporation	3.1(a)
Certificate of Merger	2.3
Certificates	8.1(a)

Capitalized Term	Section
Change of Control Fees	6.7
Charter Documents	3.1(a)
Claim Certificate	8.4(a)
Claim Date	8.4(a)
Closing	2.2
Closing Date	2.2
Closing Payment Amount	2.10(b)(ii)
Company	Preamble
Company Authorizations	3.16(a)
Company Indemnitees	6.18(a)
Company Treasury Stock	2.7(b)
Competing Transaction	5.4(a)
Conflict	3.5(a)
Contaminants	3.12(n)
Cooley	10.11
Current Balance Sheet	3.7(a)
Deficiency Payment	2.9(b)(v)
Director and Officer Resignation and Release Letter	6.10(b)
Disclosure Letter	Article III
Dissenting Share Payments	2.8(c)
Dissenting Shares	2.8(a)
DOJ	3.6
Effective Time	2.3
Electronic Delivery	10.2
End Date	9.1(b)
Escrow Agent	Preamble
Escrow Fund	8.6(a)
Escrow Period	8.6(b)(i)
Estimated Closing Net Working Capital	2.9(a)
Estimated Closing Net Working Capital Statement	2.9(a)
Excess Expenses and Fees	6.8(a)
Exchange Documents	2.10(c)(ii)
Expense Fund Amount	8.7(c)
Export Approvals	3.24(c)(ii)
Financials	3.7(a)
FIRPTA Compliance Certificate	6.13
FTC	3.6
Full Time Service Providers	7.2(f)(iii)
Fundamental Representations	7.2(f)(iii)
Indemnifiable Matters	8.2(a)
Indemnified Party	8.2(a)

Capitalized Term	Section
Independent Accounting Firm	2.9(b)(iii)(B)
Information Statement	6.1(a)
Interim Financials	3.7(a)
Joinder and Waiver Agreement	Recitals
Key Employee Non-Competition and Non-Solicitation Agreement	Recitals
Key Employee Offer Letter	Recitals
Lease Agreements	3.11(b)
Leased Real Property	3.11(a)
Loss	8.2(a)
Management Incentive Plan	6.17
Material Contract	3.14(a)
Merger	Recitals
Merger Sub	Preamble
No Payment Exclusion	6.7
Notice of Dispute	2.9(b)(ii)
Objection Deadline	8.4(b)(i)
Objection Notice	8.4(b)(i)
Parent	Preamble
Parent’s Closing Net Working Capital Statement	2.9(b)(i)
Real Property	3.11(a)
Related Party	3.14(a)(xvii)
Representatives	5.4(a)
Restrictive Contracts	3.14(a)(v)
Section 409A	3.10(d)
Securities Act	3.2(d)
Securityholder Representative	Preamble
Securityholder Representative Expenses	8.7(b)
Soliciting Materials	6.1(b)
Spreadsheet	6.11
Statement of Expenses	6.8(a)
Survival Date	8.1(a)
Tail Policy	6.18(b)
Tax Incentive	3.10(a)(xiv)
Third Party Claim	8.5
Third Party Expenses	6.8(a)
Threshold	8.3(b)
Unaudited Financials	3.7(a)
Unobjected Claim	8.4(b)(ii)
Unresolved Claims	8.6(b)(ii)
Unresolved Claims Amount	8.6(b)(ii)
Unvested Option Consideration	2.7(e)(ii)

Capitalized Term	Section
Unvested Share Consideration	2.7(d)(i)(C)
Vested Option Consideration	2.7(e)(i)
Working Capital Memorandum	2.9(b)(iii)(A)
1.3    Interpretation.
(a)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(b)    The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.”
(c)    The words “hereof,” “herein,” “herewith” and words of similar import will, unless otherwise stated, be constructed to refer to this Agreement as whole and not to any particular provision of this Agreement.
(d)    The word “or” is used in the inclusive sense of “and/or.” Unless the context requires otherwise, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(e)    The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.”
(f)    References to any statute will be deemed to refer to such statue as amended from time to time and any rules or regulations promulgated thereunder. References to any Contract will be to that Contract as amended, modified or supplemented from time to time.
(g)    Whenever the context may require, any pronouns used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns will include the plural, and vice versa. Where a word or phrase is defined, each of its other grammatical forms will have a corresponding meaning.
(h)    Except as otherwise provided herein, all accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.
(i)    References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.
(j)    The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date, except that if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(k)    References to any Person will include the successors and permitted assigns of that Person.
(l)    Parent, Merger Sub and the Company each acknowledge and agree that they have been represented by counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(m)    No summary of this Agreement or any Exhibit, Schedule or other document delivered herewith prepared by or on behalf of any party hereto will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.
(n)    The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
(o)    Documents or other information and materials will be deemed to have been “made available” (or similarly provided) by the Company if and only if the Company has posted such documents and information and other materials to a virtual data room managed by the Company through Dropbox at least 72 hours prior to the date of this Agreement.
1.4    Disclosure Letter. The information set forth in the Disclosure Letter will be disclosed under separate and appropriate section and subsection references that correspond to the sections and subsections of Article III to which such information relates. The information set forth in each section or subsection of the Disclosure Letter will qualify (a) the representations and warranties set forth in the corresponding section of Article III; (b) any other representations and warranties set forth in Article III that are expressly cross-referenced; and (c) any other representations and warranties set forth in Article III if and solely to the extent that it is reasonably apparent upon reading such disclosure without independent knowledge on the part of the reader regarding the matter disclosed that such disclosure is responsive to such other section or subsection of Article III.
ARTICLE II

THE MERGER
2.1    The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the

Company will continue as the surviving corporation of the Merger. The Company as the surviving corporation of the Merger is sometimes referred to herein as the “Surviving Corporation.”
2.2    The Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific time, on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and in any event on the third Business Day following the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304 (or remotely via the electronic exchange of executed documents and other closing deliverables), unless another time, date or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”
2.3    The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the parties hereto will cause the Merger to become effective by (a) filing a certificate of merger in customary form (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and (b) making all other filings and recordings required under the DGCL. The actual time of acceptance of such filing by the Secretary of State of the State of Delaware (or any later time as may be mutually agreed upon in writing by Parent and the Company and expressly designated as the effective time of the Merger in the Certificate of Merger) is referred to herein as the “Effective Time.”
2.4    General Effects of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will be the debts, liabilities and duties of the Surviving Corporation.
2.5    Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the certificate of incorporation of the Company, as amended and in effect immediately prior to the Effective Time, will be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation as stated in such certificate of incorporation as so amended and restated will be “Misfit, Inc.,” whereupon such certificate of incorporation as so amended and restated will be the certificate of incorporation of the Surviving Corporation until subsequently amended in accordance with the DGCL and such certificate of incorporation.

(b)    Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the bylaws of the Company, as in effect immediately prior to the Effective Time, will be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, whereupon such bylaws as so amended and restated will be the bylaws of the Surviving Corporation until subsequently amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
(c)    Corporate Records. At the Closing, the Company will deliver or cause to be delivered to Parent the original stock books, stock ledgers, minute books and corporate seal, if any, of the Company and any controlled Affiliates.
2.6    Directors and Officers of the Surviving Corporation.
(a)    Directors. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.
(b)    Officers. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.
2.7    Effect of the Merger on the Capital Stock of the Constituent Corporations. Upon the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Capital Stock:
(a)    Merger Sub Common Stock. At the Effective Time, each share of common stock of Merger Sub that is outstanding immediately prior to the Effective Time will be converted into and become, and will thereupon represent, one fully paid and non-assessable share of common stock of the Surviving Corporation, with the same rights, powers and privileges as each share so converted, and will thereupon constitute the only outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares will continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
(b)    Company Treasury Stock. At the Effective Time, notwithstanding anything to the contrary in this Section 2.7, each share of Company Capital Stock that is outstanding and owned by the Company as of immediately prior to the Effective Time (“Company Treasury Stock”) will cease to be outstanding, will be cancelled and retired without payment of any consideration therefor, and will thereupon cease to exist.
(c)    Dissenting Shares of Company Capital Stock. Following the Effective Time, notwithstanding anything to the contrary in this Section 2.7, Dissenting Shares will be treated in accordance with the terms of Section 2.8.

(d)    Company Capital Stock.
(i)    At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Company Treasury Stock and Dissenting Shares), will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Capital Stock, that portion of the Total Consideration, without interest, as set forth below:
(A)    each outstanding share of Company Preferred Stock that has not been converted to Company Common Stock (or deemed to have been converted) pursuant to the terms of the Charter Documents at or prior to the Effective Time will be converted automatically into the right to receive the Applicable Series Preferred Preference Per Share; provided, however, that if the Total Consideration available for distribution to the holders of the then outstanding shares of Company Preferred Stock is insufficient to permit the full payment to such holders of the Applicable Series Preferred Preference Per Share, then the Total Consideration will be distributed with equal priority and pro rata among the holders of the shares of Company Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 2.7(d)(i)(A);
(B)    each outstanding share of Company Common Stock other than Unvested Company Shares will be converted automatically into the right to receive the Per Share Amount; and
(C)    each Unvested Company Share will be converted automatically into the right to receive an amount equal to the Per Share Amount (the “Unvested Share Consideration”), provided, however, that the Unvested Share Consideration will continue to have, and be subject to, the same terms and conditions set forth in the Plan and the agreements evidencing the corresponding Unvested Company Shares immediately prior to the Effective Time, including provisions with respect to vesting and acceleration. Payments of Unvested Share Consideration will be made in connection with the next regularly scheduled payroll after the last business day of Parent’s fiscal quarter in which the Unvested Company Shares to which the Unvested Share Consideration is attributable would have vested. If a holder of an Unvested Company Share fails to vest in any portion of his or her Unvested Share Consideration (including due to a failure to meet the applicable vesting requirements set forth in his or her agreement evidencing the grant of such Unvested Company Shares), then such amounts shall revert to the Management Incentive Plan in accordance with the Management Incentive Plan. Each payment of Unvested Share Consideration hereunder is intended to be a “separate payment” for purposes of Section 409A of the Code and comply with or be exempt from Section 409A of the Code, and any ambiguities hereunder will be resolved in a manner to maintain such exemption from or compliance with Section 409A of the Code. From time to time, Parent will institute appropriate procedures for the payment of Unvested Share Consideration including with respect to appropriate Tax withholding.
(ii)    Notwithstanding the foregoing, the Pro Rata Portion of the consideration payable to each Company Stockholder pursuant to this Section 2.7(d) with respect to the shares of Company Capital Stock owned by such Company Stockholder as of the Effective Time will be withheld and placed in escrow pursuant to the escrow provisions of Article VIII.

(e)    Treatment of Company Options.
(i)    At the Effective Time, each Vested Company Option that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount, less applicable withholdings, equal to the product obtained by multiplying (A) the number of shares of Company Common Stock covered by such Vested Company Option immediately prior to the Effective Time by (B) the excess of the Per Share Amount over the per share exercise price under such Vested Company Option (“Vested Option Consideration”). Notwithstanding the foregoing, the Pro Rata Portion of the Vested Option Consideration payable to each holder of a Vested Option pursuant to this Section 2.7(e) will be withheld and placed in escrow pursuant to the escrow provisions of Article VIII.
(ii)    At the Effective Time, each Unvested Company Option shall be cancelled and converted into the right to receive an amount equal to the product obtained by multiplying (A) the number of shares of Company Common Stock covered by such Unvested Company Option immediately prior to the Effective Time by (B) the excess of the Per Share Amount over the per share exercise price under such Unvested Company Option (“Unvested Option Consideration”). The Unvested Option Consideration will be subject to applicable withholdings and continue to have, and be subject to, the same terms and conditions set forth in the Plan and the agreements evidencing the corresponding Unvested Company Option immediately prior to the Effective Time, including provisions with respect to vesting and acceleration, provided that payments of Unvested Option Consideration will be made in connection with the next regularly scheduled payroll after the last business day of Parent’s fiscal quarter in which the Unvested Company Options to which the Unvested Option Consideration is attributable would have vested. If a holder of an Unvested Company Option fails to vest in any portion of his or her Unvested Option Consideration (including, due to a failure to meet the applicable vesting requirements set forth in his or her agreement evidencing the grant of such Unvested Company Option), then such amounts shall revert to the Management Incentive Plan in accordance with the Management Incentive Plan and be forfeited by such holder for no consideration. Each payment of Unvested Option Consideration hereunder is intended to be a “separate payment” for purposes of Section 409A of the Code and comply with or be exempt from Section 409A of the Code, and any ambiguities hereunder will be resolved in a manner to maintain such exemption from or compliance with Section 409A of the Code. From time to time, Parent will institute appropriate procedures for the payment of Unvested Option Consideration including with respect to appropriate Tax withholding.
(f)    Treatment of Company Warrants. Each Company Warrant shall be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof be converted into the right to receive, in respect of each share of Company Common Stock deemed to be represented by such Company Warrant, an amount in cash equal to (i) the Per Share Amount less (ii) the applicable exercise price per share of Company Common Stock deemed to be represented by such Company Warrant. Each holder of an outstanding Company Warrant cancelled as provided in this Section 2.7(f) shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified in this Section 2.7(f) without interest.

(g)    Withholding of Taxes. The Company, Parent, the Surviving Corporation and the Escrow Agent, at the written request of the Company, Parent or the Surviving Corporation, will be entitled to deduct and withhold from any Total Consideration payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law and be provided with any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information. The Company, Parent and the Surviving Corporation shall use commercially reasonable efforts to reduce or eliminate any such withholding, provided, that such obligation shall be deemed to have been met if Parent, the Surviving Corporation, the Escrow Agent or the Paying Agent requested the applicable payee to deliver the applicable tax form (such as Form W-9 or the appropriate series of Form W-8). To the extent that such amounts are so deducted or withheld and properly remitted to the appropriate Governmental Entity, such amounts will be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient will indemnify Parent and its Affiliates (including the Surviving Corporation) and the Escrow Agent and its Affiliates for any amounts imposed by any taxing authority together with any costs and expenses related thereto (including reasonable attorneys’ fees and costs of investigation).
2.8    Dissenting Shares.
(a)    No Conversion. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a Company Stockholder who has duly perfected dissenters’ rights under applicable Law (any such shares, the “Dissenting Shares”) will not be converted into or represent a right to receive the applicable Total Consideration for such Company Stockholder’s shares of Company Capital Stock set forth in Section 2.7, but in lieu thereof, such Company Stockholder will be entitled to such rights as are provided by applicable Law.
(b)    Loss of Dissenters’ Rights. Notwithstanding the provisions of Section 2.8(a), if any holder of Dissenting Shares will effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under applicable Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares will automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares in accordance with the terms of Section 2.10, the applicable portion of the Total Consideration.
(c)    Cooperation. Prior to the Closing, the Company will give Parent (i) prompt notice of any demand for dissenters’ rights or other payment received by the Company pursuant to the applicable provisions of applicable Law; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), make any payment with respect to any such demands, or make a binding offer to settle or settle any such demands. Following the Closing, Parent will consult with the Securityholder Representative regarding any payments in respect of any Dissenting Shares in excess of the value of the Total Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the value of the Total Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement; or (ii) incurs any Losses (including attorneys’ and consultants’ fees and out-of-pocket costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together, “Dissenting Share Payments”), then Parent will be entitled to recover, under the terms of Article VIII, the amount of such Dissenting Share Payments.
2.9    Working Capital Adjustment.
(a)    Calculation of Estimated Closing Net Working Capital. At least five Business Days prior to 5:00 p.m., Pacific time, on the Closing Date, the Company must prepare and deliver to Parent a draft of a statement setting forth the Company’s estimate of the Closing Net Working Capital that is consistent with the example and methodology set forth on Schedule 1.1(k) (provided that Schedule 1.1(k) will exclude allowance for returns or defective product). At least one Business Day prior to 5:00 p.m., Pacific time, on the Closing Date, the Company must prepare and deliver to Parent a final statement setting forth the Company’s estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital Statement”). The Estimated Closing Net Working Capital Statement must fairly and accurately present the Company’s good faith best estimate (based on reasonable assumptions) of the Closing Net Working Capital without giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement. The estimated Closing Net Working Capital set forth in the Estimated Closing Net Working Capital Statement is referred to herein as the “Estimated Closing Net Working Capital.”
(b)    Calculation of Actual Closing Net Working Capital.
(iii)    Within 90 days following the Closing Date, except with the written consent of the Securityholder Representative, Parent must prepare (or cause to be prepared) and deliver to the Securityholder Representative a statement setting forth Parent’s good faith calculation of the Closing Net Working Capital that is consistent with the example and methodology set forth on Schedule 1.1(k) (the “Parent’s Closing Net Working Capital Statement”).
(iv)    The Securityholder Representative may dispute any item or amount set forth in the Parent’s Closing Net Working Capital Statement within 30 days following receipt of the Parent’s Closing Net Working Capital Statement by delivering to Parent a written notice of such dispute (a “Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (A) each item or amount so disputed by the Securityholder Representative; (B) the Securityholder Representative’s calculation of each such disputed item or amount (if possible); and (C) the Securityholder Representative’s calculation of the Closing Net Working Capital of the Company after giving effect to the Securityholder Representative’s calculation of each such disputed item or amount.
(v)    If Parent does not receive a Notice of Dispute from the Securityholder Representative delivered pursuant to and in accordance with Section 2.9(b)(ii) within the time period set forth therein, then (A) the Securityholder Representative will be deemed to have irrevocably consented and agreed to each item and amount set forth in the Parent’s Closing Net Working Capital Statement delivered by Parent pursuant to Section 2.9(b)(i); and (B) for all purposes of and under this Agreement, the term “Actual Closing Net Working Capital” will mean the Closing Net Working Capital as set forth in the Parent’s Closing Net Working Capital Statement delivered by Parent pursuant to Section 2.9(b)(i). If Parent receives a Notice of Dispute from the Securityholder Representative delivered pursuant to and in accordance with Section 2.9(b)(ii) within the time period set forth therein, then Parent and the Securityholder Representative will use their respective reasonable best efforts to resolve all disputed items and amounts set forth in the Notice of Dispute pursuant to good faith negotiations. In the event that Parent and the Securityholder Representative reach agreement within 30 days following Parent’s receipt of a Notice of Dispute on all disputed items and amounts set forth in such Notice of Dispute, then for all purposes of and under this Agreement, the term “Actual Closing Net Working Capital” will mean the Closing Net Working Capital as agreed upon by Parent and the Securityholder Representative in writing, and any such resolution will be final and binding on the parties hereto for the purposes of this Section 2.9(b) and Article VIII. In the event that Parent and the Securityholder Representative are unable to reach agreement within 30 days following Parent’s receipt of a Notice of Dispute on all of the disputed items or amounts set forth in a Notice of Dispute, then the following will occur:
(A)    Parent and the Securityholder Representative will execute a memorandum (the “Working Capital Memorandum”) setting forth (1) the resolved items or amounts, if any; and (2) the items or amounts that remain in dispute following such good faith negotiations.
(B)    At the request of either Parent or the Securityholder Representative, Parent and the Securityholder Representative must submit all remaining disputed items and amounts set forth in the Working Capital Memorandum to KPMG LLP or, if such firm refuses such assignment, to a nationally recognized accounting firm that has not performed work for, and is otherwise independent of, each of Parent, the Company and the Securityholder Representative and that is reasonably acceptable to Parent and the Securityholder Representative (the “Independent Accounting Firm”) for resolution in accordance with the terms and conditions hereof. Each of the parties hereto will, and will cause their respective Affiliates and Representatives to, provide full cooperation to the Independent Accounting Firm, including providing the Independent Accounting Firm with all relevant information, books and records and any work papers relating to the disputed items and amounts and all other items reasonably requested by the Independent Accounting Firm. The Independent Accounting Firm must (1) act in its capacity as an expert and not as an arbitrator; (2) consider only those items and amounts identified in the Working Capital Memorandum as being in dispute between Parent and the Securityholder Representative; (3) be instructed to reach its conclusions regarding any such dispute within 30 days after its appointment and provide a written explanation of its decision; and (4) not (a) determine any liability claimed by the Securityholder Representative or asset claimed by Parent in an amount less than that claimed by such party; or (b) determine any asset claimed by the Securityholder Representative or liability claimed by Parent in an amount in excess of the amount claimed by such party except, in the case of each of (a) and (b), as may be necessary to make a corresponding adjustment to a disputed item in accordance with GAAP. All expenses relating to the engagement of the Independent Accounting Firm will be borne by (x) Parent in the proportion that the aggregate dollar value of the disputed items submitted to the Independent Accounting Firm that are unsuccessfully disputed by Parent bears to the aggregate value of all such items so disputed and (y) by the Indemnifying Parties (by using the Escrow Fund) in the proportion that the aggregate dollar value of the disputed items submitted to the Independent Accounting Firm that are unsuccessfully disputed by the Securityholder Representative (on behalf of the Indemnifying Parties) bears to the aggregate value of all such items so submitted.. The Independent Accounting Firm will determine all disputed items and amounts and its decision in respect thereof will be final and binding upon Parent and the Securityholder Representative.
(vi)    During the period of time from and after the date of the delivery of the Parent’s Closing Net Working Capital Statement to the Securityholder Representative until the Actual Closing Net Working Capital has been finally determined, Parent will provide the Securityholder Representative and its representatives (including accountants and counsel) (subject to the execution and delivery of a confidentiality agreement in form and substance reasonably acceptable to Parent) with reasonable access during normal business hours to the books and records of the Surviving Corporation and the working papers used by Parent (or accountants and counsel retained by it), and access to such personnel or representatives of Parent and the Surviving Corporation as the Securityholder Representative may reasonably require for the purposes of review of, resolving any dispute related to or responding to any matters or inquiries concerning Parent’s calculation of the Closing Net Working Capital, the Parent’s Closing Net Working Capital Statement and the preparation of any Notice of Dispute. Parent will use reasonable best efforts to respond to inquiries from the Securityholder Representative regarding the Actual Closing Net Working Capital Statement.
(vii)    After the amount of the Actual Closing Net Working Capital has been determined, an amount equal to the difference, if any, between the Estimated Closing Net Working Capital and the Actual Closing Net Working Capital will be paid as follows: (i) if the Estimated Closing Net Working Capital is greater than the Actual Closing Net Working Capital, then the Indemnifying Parties on a several basis based on their Pro Rata Portion will cause to be paid to Parent an amount equal to such excess by directing the Escrow Agent to disperse such excess from the Escrow Fund of such amount (such payment, the “Excess Payment”); and (ii) if the Estimated Closing Net Working Capital is less than the Actual Closing Net Working Capital, then Parent will pay, or cause to be paid, to the Paying Agent, for distribution to the Indemnifying Parties in accordance with their Pro Rata Portion, an amount equal to the absolute value of such deficiency (such payment, the “Deficiency Payment”). Any Excess Payment or Deficiency Payment will be paid, by wire transfer of immediately available funds to an account designated by the party entitled to such payment, by or on behalf of the Indemnifying Parties or Parent, as applicable, no later than five Business Days following the final determination of the Actual Closing Net Working Capital.
2.10    Closing Payment Procedures.
(a)    Paying Agent. U.S. Bank National Association or any other credible bank selected by Parent and reasonably acceptable to the Company prior to the Closing may serve as the paying agent (the “Paying Agent”) for the Merger.

(b)    Closing Payments. At or prior to the Closing, Parent will make, or cause to be made, the following payments by wire transfer of immediately available funds:
(iii)    to the Paying Agent, an amount equal to the (A) the aggregate amount of consideration payable with respect to all shares of Company Capital Stock and Company Warrants pursuant to Section 2.7(d)(i)(A), Section 2.7(d)(i)(B) and Section 2.7(f) minus (B) the Escrow Amount, which amount will be distributed to the Company Securityholders in accordance with this Agreement and the letter of transmittal
(iv)    to the Paying Agent (which, at the direction of Parent, will make a subsequent transfer to the Company’s third party payroll agent or bank account of the Company or Parent or one of its Affiliates from which such payroll agent regularly withdraws funds), an amount equal to the aggregate amount of consideration payable with respect to all Vested Company Options (such amount, together with the payment the contemplated by Section 2.10(b)(i), the “Closing Payment Amount”);
(v)    to the Escrow Agent, the Escrow Amount to be held in the Escrow Fund, as may be decreased from time to time pursuant to Article VIII and distributed in accordance with the terms of this Agreement, and, at such time, Parent will be deemed to have deposited the Pro Rata Portion of each Indemnifying Party into the Escrow Fund, rounded to the nearest cent;
(vi)    to the Paying Agent all unpaid Third Party Expenses set forth in the Statement of Expenses, for distribution to the Persons identified in such Statement of Expenses promptly (and in any event within one Business Day) following the Closing;
(vii)    to the Paying Agent the aggregate amount of all Change of Control Fees that have not been paid by the Company prior to the Closing and are set forth in the Statement of Expenses, for distribution to the Persons set forth in the Statement of Expenses promptly (and in any event within one Business Day) following the Closing; and
(viii)    to the Paying Agent, the Closing Indebtedness that remains unpaid, if any, for the Paying Agent to repay such Closing Indebtedness.
(c)    Exchange Procedures. Subject to the conditions set forth in this Agreement:
(i)    As soon as practicable (and in any event within two Business Days) after the Effective Time, the Surviving Corporation will (and Parent shall cause the Surviving Corporation to) mail or otherwise deliver, or cause to be mailed or otherwise delivered, to each holder of Vested Company Options as of immediately prior to the Effective Time, to the address set forth opposite such holder’s name on the Spreadsheet, an appropriate optionholder letter of transmittal in substantially the form attached as Exhibit E-1, with respect to holders of Vested Company Options who are subject to income or employment Tax withholding by Parent, the Company or the Surviving Corporation and who are to receive their portion of the Closing Payment Amount from Parent (or the Company’s third party payroll agent), or Exhibit E-2, with respect to holders of Vested Company Options who are not subject to income or employment Tax withholding by Parent, the Company or the Surviving Corporation and who are to receive their portion of the Closing Payment Amount from the Paying Agent (collectively, the “Optionholder Letters of Transmittal”). As soon as practicable after the Effective Time, and upon receipt by the Paying Agent or Parent, as applicable, of such Optionholder Letters of Transmittal and any other documents required pursuant to such Optionholder Letter of Transmittal, the holder of such Vested Company Option will be entitled to receive from the Paying Agent or Parent, as applicable, that portion of the Closing Payment Amount to which such holder is entitled, less any applicable Tax withholding and without interest. No portion of the Closing Payment Amount may be paid to the holder of any Vested Company Option unless and until the holder of record of such Vested Company Option has delivered to the Paying Agent or Parent, as applicable, the appropriate Optionholder Letter of Transmittal and any other documents required pursuant to such Optionholder Letter of Transmittal. Notwithstanding anything to the contrary in this Agreement, Parent, in its sole discretion, may elect to make all payments to the holders of Vested Company Options through the payroll system (including through a third party payroll agent) used by Parent or its Affiliates and, in such event, Parent will not be obligated to make the payment to the Paying Agent contemplated by Section 2.10(b)(ii).
(ii)    As soon as practicable (and in any event within five Business Days) after the Effective Time, Parent will cause the Paying Agent to mail or otherwise deliver to each Company Stockholder a stockholder letter of transmittal in substantially the form attached as Exhibit E-3 (the “Stockholder Letter of Transmittal” and together with the Optionholder Letters of Transmittal, the “Letters of Transmittal”) to the address set forth opposite such Company Stockholder’s name on the Spreadsheet. After receipt of a Stockholder Letter of Transmittal and any other documents required pursuant to the Stockholder Letter of Transmittal (the “Exchange Documents”), such Company Stockholder will surrender all certificates representing shares of Company Capital Stock to the Paying Agent for cancellation together with duly completed and validly executed Exchange Documents. Upon (and in any event within three Business Days following) surrender of such certificates and Exchange Documents, such Company Stockholder will be entitled to receive from the Paying Agent, by check or wire transfer of immediately available funds (as identified by the Company Stockholder in the Stockholder Letter of Transmittal), the cash constituting the portion of the Closing Payment Amount to which such Company Stockholder is entitled (it being understood that such amount will not include the Pro Rata Portion of the Escrow Amount, which amount has been deposited with the Escrow Agent), less any applicable Tax withholding and without interest. The stock certificates so surrendered will be cancelled. Until so surrendered, after the Effective Time, each stock certificate will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration provided for in this Article II.
(iii)    The Closing Payment Amount will be invested by the Paying Agent as directed by the written mutual consent of Parent and the Securityholder Representative, but no gain or loss thereon or income or loss generated thereby will affect the amounts payable by Parent pursuant to this Article II. Earnings on the Closing Payment Amount will be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings will accrue to the benefit of holders of Company Capital Stock or Company Options and such holders will not be responsible for Taxes owed for income thereon.

(d)    Expense Fund. At the Closing, the Paying Agent shall distribute the Expense Fund Amount to the Securityholder Representative, which shall be maintained by the Securityholder Representative in a segregated account. By virtue of this Agreement, each Indemnifying Party hereby agrees that a Pro Rata Portion of the Expense Fund Amount shall be withheld from the consideration payable to such Indemnifying Party pursuant to this Agreement and be delivered to the Securityholder Representative to serve as the Expense Fund.
2.11    No Further Ownership Rights in Company Capital Stock. All consideration paid in respect of the surrender of shares of Company Capital Stock in accordance with the terms of this Agreement will be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates representing shares of Company Capital Stock are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in this Article II.
2.12    No Liability. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates will be liable to a holder of any shares of Company Capital Stock for any shares transferred or amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law. At any time following the last day of the first anniversary of the Effective Time, Parent will be entitled to require its agent to deliver to Parent or its designated successor or assign all of the Total Consideration that has been deposited with such agent pursuant to this Agreement and not disbursed pursuant to Section 2.7, and thereafter the Company Securityholders will be entitled to look only to the Surviving Corporation (subject to the terms of Section 2.7) as general creditors thereof with respect to any amounts that may be payable to such Persons pursuant to Section 2.7 or Section 2.10. No interest will be payable for the amounts delivered to Parent pursuant to the provisions of this Section 2.12 and that are subsequently delivered to the Company Securityholders.
2.13    Transfers of Ownership. If any payments are to be made to a Person other than the Person whose name is reflected on the certificate representing the shares of Company Capital Stock surrendered in exchange for such payment, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
2.14    Surrender of Stock Certificates; Lost, Stolen or Destroyed Stock Certificates. No portion of the Total Consideration will be paid to the holder of any unsurrendered certificate representing shares of Company Capital Stock with respect to the shares formerly represented thereby until the holder of record of such certificate has surrendered such certificate and the Exchange Documents. In the event that any certificate representing shares of Company Capital Stock has been lost, stolen or destroyed, Parent or its agent will issue, in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.7, except that Parent or its agent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificate to either (a) deliver a bond in such amount as it may reasonably direct (not to exceed 2% of the value portion of the Total Consideration payable in respect of the shares represented by such certificate) or (b) provide an indemnification agreement in a form and substance reasonably acceptable to Parent or its agent against any Claim that may be made against Parent or its agent with respect to the certificate alleged to have been lost, stolen or destroyed.
2.15    Additional Adjustments to Total Consideration. The applicable portion of the Total Consideration payable to holders of Company Capital Stock hereunder, and any other applicable numbers or amounts, will be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to the Company Capital Stock occurring or having a record date on or after the date of this Agreement and prior to the Effective Time.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure letter dated as of the date of this Agreement and delivered to Parent and Merger Sub concurrently with the parties’ execution of this Agreement (the “Disclosure Letter”), on the date of this Agreement and as of the Effective Time, as though made at the Effective Time (other than representations and warranties made as of a specific date, which are made as of such date), as follows:
3.1    Organization of the Company.
(p)    Good Standing; Organizational Documents. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company has made available to Parent a true, correct and complete copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and its bylaws, as amended to date, each of which are in full force and effect (together, the “Charter Documents”). The Company is not in violation of any of the provisions of the Charter Documents. The board of directors of the Company has not approved or proposed any amendment to any of the Charter Documents that is not reflected therein. Section 3.1(a) of the Disclosure Letter contains all of the names under which the Company has ever conducted its operations.
(q)    Qualifications. The Company is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.
(r)    Locations. Section 3.1(c) of the Disclosure Letter lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business (specifying the existence of Employees or facilities or the conduct of business in each such state or foreign jurisdiction).
(s)    Directors and Officers. Section 3.1(d) of the Disclosure Letter lists the directors and officers of the Company as of the date of this Agreement.
3.2    Company Capital Structure.
(a)    Capital Structure. The authorized capital stock of the Company consists of an aggregate of 55,744,710 shares of Company Capital Stock, consisting of an aggregate of 36,000,000 shares of Company Common Stock and an aggregate of 19,744,710 shares of Company Preferred Stock. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. As of the date of this Agreement, (i) an aggregate of 9,105,371 shares of Company Common Stock are issued and outstanding; (ii) an aggregate of 19,677,807 shares of Company Preferred Stock are issued and outstanding; and (iii) no shares of Company Capital Stock are held in the treasury of the Company. No Company Restricted Stock is issued or outstanding. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by Law, the Charter Documents or any Contract to which the Company is a party or by which it is bound. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. As of the date of this Agreement, the Company Capital Stock is held by the Persons as set forth on Section 3.2(a) of the Disclosure Letter, which schedule also sets forth for each such Company Stockholder (A) the address of such Company Stockholder on record with the Company and, to the extent known by the Company, the electronic mail address of such Company Stockholder; (B) the number, class and series of shares held by stock certificate number; (C) the date of issuance of such shares; (D) the purchase price of such shares; (E) whether such shares were acquired pursuant the exercise of an incentive stock option (as defined in Section 422 of the Code); and (F) the percentage held by such Company Stockholder relative to each class or series of shares that such Company Stockholder owns and the total issued and outstanding shares of Company Capital Stock as of the date of this Agreement. The Company has reserved an aggregate of 3,072,767 shares of Company Common Stock for issuance under the Plan, of which (1) an aggregate of 1,482,135 shares are issuable, as of the date of this Agreement, upon the exercise of outstanding, unexercised options granted under the Plan; (2) 191,601 shares of Company Common Stock have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the date of this Agreement; and (3) 1,399,031 shares remain available for future grant. The Company has not issued any Company Option (or other right to acquire any shares of Company Capital Stock) that may provide for the issuance of any Company Restricted Stock prior to the Effective Time. The Company has issued Company Warrants to purchase (i) 100,000 shares of Company Common Stock and (ii) an aggregate of 66,903 shares of Series B Preferred Stock. The Company has reserved a sufficient number of authorized and unissued shares of Company Capital Stock to allow for the issuance of all shares of Company Capital Stock issuable upon exercise and conversion of all outstanding shares of Company Preferred Stock, Company Options and Company Warrants. Except as set forth in this Section 3.2(a), the Company has no other capital stock authorized, issued or outstanding.
(b)    Equity Plan. The Plan has been duly authorized, approved and adopted by the board of directors of the Company and its stockholders and is in full force and effect. Except for the Plan, the Company does not maintain, and has never adopted, sponsored or maintained, any (i) stock option plan providing for equity compensation to any Person; or (ii) any other Contract providing for equity compensation to any Person that has not been fully satisfied.
(c)    Identity of Holders. Section 3.2(c) of the Disclosure Letter sets forth, for each outstanding Company Option and Company Warrant, (i) the name of the holder of such option or warrant; (ii) the type of entity of such holder, including any ultimate parent entity of such holder, if not an individual; (iii) the address of such holder that has been most recently provided by such holder to the Company; (iv) the number and class or series of shares of Company Capital Stock issuable upon the exercise of such option or warrant; (v) the exercise price of such option or warrant; (vi) the date of grant of such option or warrant; (vii) the vesting schedule for such option or warrant, including the amount vested as of the date of this Agreement and whether the vesting of such option or warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a summary description of any such acceleration provisions); and (viii) with respect to Company Options only, whether such option is early exercisable and whether such option is subject to Section 409A. True, correct and complete copies of all equity award agreements and instruments relating to the Plan have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no Contracts to amend, modify or supplement such Contracts from the equity award agreements and instruments thereof made available to Parent.
(d)    No Other Securities. Except for the Company Options and Company Warrants listed on Section 3.2(c) of the Disclosure Letter, there are no authorized or outstanding options, warrants, calls, rights, convertible securities, commitments, subscriptions or Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company, or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or Contract. There are no outstanding or authorized shares of restricted stock, restricted stock units, performance shares, performance units, stock appreciation, phantom stock, profit participation, profit interest or other similar rights with respect to the Company. There are no voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of the Company. There are no Contracts to which the Company is a party relating to the acquisition (including Contracts relating to rights of first refusal or first offer or anti-dilution or pre-emptive rights), disposition (including co-sale rights), registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting (including voting trusts, proxies or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding shares of Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.
(e)    Correct Allocation. The allocation of the Total Consideration set forth in Section 2.7(d) is in accordance with the Certificate of Incorporation.
(f)    Spreadsheet. The information set forth in the Spreadsheet will be true, correct and complete as of immediately prior to the Effective Time.
(g)    Subsidiaries. The Company does not have and has never had any Subsidiary and does not own, and has never otherwise owned, any shares of capital stock or other equity interests in any Person.
3.3    Compliance. All currently and formerly outstanding shares of Company Capital Stock, Company Options and Company Warrants have been issued in compliance with all applicable Laws, including federal securities Laws and any applicable state securities or “blue sky” Laws, and were issued and transferred in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents or any other Contract to which the Company is a party. The Company has not repurchased any Company Capital Stock, Company Options or Company Warrants since its inception. No Company Stockholder has exercised any right of redemption, if any, provided in the Charter Documents with respect to shares of Company Capital Stock, and the Company has not received notice that any Company Stockholder intends to exercise such rights.
3.4    Authority.The Company has all requisite corporate power and authority to execute and deliver this Agreement and any Related Agreements to which it is a party and, subject to obtaining the Required Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and, subject only to obtaining the Required Stockholder Approval, no further action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. The board of directors of the Company has (i) unanimously resolved that the Merger is advisable, fair to and in the best interests of the Company and its stockholders; (ii) unanimously approved this Agreement, the Merger and the transactions contemplated hereby in accordance with the DGCL and the Charter Documents; (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their approval and adoption; and (iv) resolved to recommend that the Company Stockholders vote in favor of the approval and adoption of this Agreement and the Merger. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.
3.5    No Conflict.
(c)    Absence of Conflicts. The execution and delivery by the Company of this Agreement and any Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under or require any consent from any Person pursuant to (any such event, a “Conflict”) (i) any provision of the Charter Documents; (ii) any Contract to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound; or (iii) any Law applicable to the Company or any of its properties or assets (whether tangible or intangible).
(d)    Necessary Approvals. Section 3.5(b) of the Disclosure Letter sets forth all necessary consents, notices, waivers and approvals of parties to any Material Contracts (other than for Shrink Wrap Code or Open Source Software) to which the Company is a party that are required thereunder in connection with the Merger for such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Effective Time.
(e)    Future Rights. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.
3.6    Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) the approval and adoption of this Agreement and approval of the Merger by the Required Stockholder Approval; (c) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and the such consents, waivers, approvals, orders, authorizations, registrations and declarations, and the making of such filings, as may be required under other applicable Antitrust Laws; and (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that, if not obtained or made, would not be material to the Company or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.

3.7    Company Financial Statements.
(d)    Financials. Section 3.7(a) of the Disclosure Letter sets forth the Company’s (i) unaudited balance sheet as of December 31, 2014 and the related consolidated statements of income for the 12 month period then ended (the “Unaudited Financials”); and (ii) unaudited balance sheet as of September 30, 2015 (the “Balance Sheet Date”), and the related unaudited statements of income for the nine month period then ended (the “Interim Financials” and, together with the Unaudited Financials, the “Financials”). The Financials have been prepared in accordance with GAAP on a consistent basis throughout the periods indicated, except as disclosed therein, present fairly in all material respects the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s current unaudited consolidated balance sheet contained in the Interim Financials is referred to as the “Current Balance Sheet.” The Company is not a party to, nor does it have any commitment to become a party to, any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K). The Company has identified all uncertain Tax positions contained in all Returns filed by the Company and has established adequate reserves and made appropriate disclosures in the Financials in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109).
(e)    Internal Controls. The Company has established, and maintains, adheres to and enforces, a system of internal accounting controls that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made in accordance with general or specific authorizations of management and the board of directors of the Company; (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company; (iv) provide that transactions are executed with management’s or the board of director’s authorization; and (v) require that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company (including any Employee) has not identified any (A) significant deficiency or material weakness in the system of internal accounting controls utilized by the Company; (B) fraud or intentional misrepresentation, whether or not material, that involves any Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company; or (C) Claim or allegation regarding any of the foregoing or that the Company has engaged in questionable accounting services.
(f)    Loans. There are no outstanding loans made by the Company to any Company Securityholder.
3.8    No Undisclosed Liabilities. The Company does not have any Liability, except for (a) Liabilities that have been reflected in the Current Balance Sheet; (b) current Liabilities that have arisen in the ordinary course of business consistent with past practice since the Balance Sheet Date and that, individually or in the aggregate, would not reasonably be expected to be material to the Company; (c) Liabilities that have arisen in connection with this Agreement and any Related Agreements or the actions contemplated to be taken hereby and thereby; or (d) executory obligations arising from any Contract disclosed in the Disclosure Letter, other than those obligations arising out of a breach of such Contract.
3.9    No Changes. Since the Balance Sheet Date, except as expressly permitted under, or required or consented to by Parent pursuant to, Article V:
(e)    the Company has conducted its business in the ordinary course of business consistent with past practice;
(f)    there has not arisen or occurred any Company Material Adverse Effect; and
(g)    the Company has not taken any action that would be prohibited by the terms of Section 5.2 if proposed to be taken or taken after the date of this Agreement.
3.10    Tax Matters.
(a)    Tax Returns and Audits.
(ix)    The Company has (A) prepared and timely filed all material required Returns relating to any and all Taxes of the Company, and such Returns are true, correct and complete in all material respects; and (B) timely paid all Taxes required to be paid, whether or not shown to be due on such Returns. The Company has made available to Parent copies of all U.S. federal income Tax and other material Returns for the Company filed for all periods for which the applicable statute of limitations has not expired.
(x)    To the knowledge of the Company, the Company has registered with all appropriate Tax authorities, and the Company has reported, withheld and remitted, as applicable, with respect to Employees, stockholders and third parties and from any other Person all U.S. federal, state and local and non-U.S. Taxes, including Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be reported, withheld and remitted, as applicable, and has timely paid over such withheld amounts to the appropriate Governmental Entity.
(xi)    The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax other than pursuant to customary extensions of the due date for the filing of a Return. There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.
(xii)    No audit or other examination of a Return of the Company is presently in progress, nor has the Company been notified in writing of any request for an audit or other examination of any Return of the Company. No adjustment relating to any Return filed by the Company has been proposed in writing by any Tax authority to the Company or any of its Representatives. No Claim has ever been received in writing by the Company from a Governmental Entity in a jurisdiction in which the Company does not file a Return that such entity is or may be subject to taxation in that jurisdiction.
(xiii)    The Company does not have any Liabilities for unpaid Taxes for the period covered by the Current Balance Sheet that have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and, as of the date of this Agreement, the Company has not incurred any Liability for Taxes since the date of the Current Balance Sheet, other than in the ordinary course of business consistent with past practice.
(xiv)    No assets of the Company are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.
(xv)    The Company has (A) never been a member of an Affiliated Group (other than an Affiliated Group of which the Company is the common parent); (B) never been a party to any Tax sharing, indemnification or allocation agreement or arrangement except for (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company and (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business consistent with past practice, nor does the Company owe any amount pursuant to such an agreement or arrangement; (C) no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law, and including any arrangement for group or consortium relief or similar arrangement) other than any member of an Affiliated Group of which the Company is the common parent, as a transferee or successor, or otherwise by operation of Law; and (D) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
(xvi)    The Company has not been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(xvii)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(xviii)    The Company has not engaged in a “reportable transaction” as set forth in Treasury Regulations Section 1.6011-4.
(xix)    The Company is not subject to Tax in any country other than its respective country of incorporation or formation by virtue of having a branch, permanent establishment, place of business or source of income in that country.

(xx)    The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof after the Closing as a result of any (A) change in method of accounting made prior to the Closing; (B) closing agreement under Section 7121 of the Code executed prior to the Closing; (C) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (B) and (C), under any similar provision of applicable Law); (D) installment sale or open transaction disposition consummated prior to the Closing; (E) prepaid amount received prior to the Closing; or (F) election under Section 108(i) of the Code made prior to the Closing.
(xxi)    The Company has not (A) agreed, and is not required, to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of the Code and, to the Knowledge of the Company, neither the IRS or any other taxing authority has proposed any such adjustment or change in accounting method; (B) an application pending with any Tax authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company; or (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. Law with respect to the Company.
(xxii)    The Company has made available to Parent all documentation relating to, and the Company is in full compliance with, all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order with respect to the Company (each a “Tax Incentive”). To the Knowledge of the Company, the consummation of the Merger and the other transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
(xxiii)    The Company is in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by the Company are arm’s length prices for purposes of all applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.
(xxiv)    The Company has disclosed on their U.S. federal income Returns all positions taken therein which could give rise to understatement of Tax within the meaning of Section 6662 of the Code.
(xxv)    Notwithstanding anything to the contrary in this Agreement, the Company makes no representation as to the amount of, or limitations on the use after the Closing Date of, any net operating losses, capital losses, deductions, Tax credits and other Tax attributes of the Company.
(xxvi)    No Company Stockholder holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Company Stockholder of any portion of the Total Consideration payable pursuant to this Agreement will result in compensation or other income to such Company Stockholder with respect to which Parent or the Company would be required to deduct or withhold any Taxes.
(b)    Loss of Compensation Deduction. There is no Contract to which the Company is a party, including the provisions of this Agreement, covering any Employee that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162 or Section 404 of the Code.
(c)    Section 280G. Neither the Company nor any Affiliate of the Company has made any payments to any Employee, or is a party to a Contract, plan or arrangement with any Employee to make payments individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or that could not be deductible under Section 280G of the Code. There is no Contract by which the Company or Affiliates is bound covering any Employee, which individually or collectively could require the Company or Affiliates to compensate or otherwise indemnify or reimburse any Employee for Taxes paid pursuant to Section 4999 of the Code. Section 3.10(c) of the Disclosure Letter lists all Employees who are “disqualified individuals” (within the meaning of Section 280G(c) of the Code) as determined as of the date of this Agreement.
(d)    Section 409A. Section 3.10(d) of the Disclosure Letter lists each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company. Each such nonqualified deferred compensation plan has been in documentary and operational compliance with Section 409A of the Code and any similar state law (together, “Section 409A”). No compensation will be includable in the gross income of any Employee as the result of the operation of Section 409A with respect to any arrangements or agreements in effect prior to the Closing. Each Company Option (within the meaning of Treasury Regulations Section 1.409A-1(l)) (A) has an exercise price that that is not less than the fair market value of the Company Common Stock underlying such Company Option as of the date such Company Option; (B) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option or other stock right; (C) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of applicable Treasury Regulations); or (D) has been properly accounted for in accordance with GAAP in the Financials. There is no Contract by which the Company or Affiliates is bound covering any Employee, which individually or collectively could require the Company or Affiliates to pay or otherwise indemnify or reimburse any Employee for Taxes paid pursuant to Section 409A.
3.11    Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.
(a)    Real Property. The Company does not own any real property, nor has the Company ever owned any real property or been a party to any Contract to purchase any real property. Section 3.11(a) of the Disclosure Letter sets forth a true, correct and complete list of all real property currently leased, subleased or licensed by or from the Company or otherwise used, occupied or intended to be used by the Company (the “Leased Real Property” and, together with any owned real property, the “Real Property”), including the name of the lessor, licensor, sublessor, master lessor or lessee and the date and term of the lease, license, sublease or other occupancy right.
(b)    Lease Agreements. The Company has made available Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). Other than those identified in Section 3.11(a) of the Disclosure Letter, there are no Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound. All Lease Agreements are valid and effective in accordance with their respective terms, and, to the Knowledge of the Company, there is not, under any of such Lease Agreements, any existing material default, or material event of default (or that with notice or lapse of time, or both, would constitute a material default), and no amounts owed under the Lease Agreements are past due. The Company has not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Lease Agreement that has not been fully remedied and withdrawn. There are no other parties occupying, or with a right to occupy, the Leased Real Property. The Company does not owe brokerage commissions or finder’s fees with respect to any Real Property and are not party to any Contract or subject to any Claim that may require the payment of any real estate broker commissions.
(c)    Leased Real Property. The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operations of the Company on the Leased Real Property nor, to the Knowledge of the Company, such Leased Real Property, including the improvements thereon, violate any applicable building code, zoning requirement, ordinance, rule, regulation or statute relating to such Leased Real Property or the operations thereon, and any such non-violation is not dependent on any “non-conforming use” exceptions. With respect to any portion of the Leased Real Property, there is not existing, the Company has not received any notice of and, to the Knowledge of the Company, there is not presently contemplated or proposed any eminent domain, condemnation or similar action, or, to the Knowledge of the Company, zoning action or proceeding.
(d)    Valid Title. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens.
(e)    Assets. The equipment owned or leased by the Company(i) is adequate for the conduct of the Company’s business as currently conducted; and (ii) is in good operating condition, regularly and properly maintained, subject to normal wear and tear. All inventory is good and merchantable and is of a quality and quantity presently usable or salable in the ordinary course of business, consistent with past practice, within 365 days of the Closing Date.

3.12    Intellectual Property.
(a)    Company Products. Section 3.12(a) of the Disclosure Letter contains a complete and accurate list (by name) of all Company Products.
(b)    Company Registered Intellectual Property.
(i)    Section 3.12(b) of the Disclosure Letter contains a complete and accurate list of the Company Registered Intellectual Property, including: (A) a description (e.g., application or issuance number and title) of such item and the jurisdiction in which each has been filed or applied for; (B) the status of such item (e.g., application filed or issued); and (C) any actions that must be taken by the Company within 120 days of the Closing with respect to maintaining, preserving, or renewing any such Registered Intellectual Property, including the payment of any registration, maintenance, or renewal fees, or the filing of any documents, applications, or certificates.
(ii)    (A) To the Knowledge of the Company, the Company Registered Intellectual Property that is not an application, and all common law Trademarks and unregistered Copyrights included in the Company Intellectual Property, are valid and enforceable; (B) to the Knowledge of the Company, the Company Registered Intellectual Property has not expired or been cancelled or abandoned; (C) to the Knowledge of the Company, the Company has not done, or failed to do, any act or thing which may prejudice the validity or enforceability of any Company Registered Intellectual Property, or any common law Trademarks or unregistered Copyrights included in the Company Intellectual Property; and (D) to the Knowledge of the Company, all necessary registration, maintenance and renewal fees currently due have been paid, and all necessary documents, recordations and certificates have been filed, for the purposes of maintaining the Company Registered Intellectual Property. To the Knowledge of the Company, the Company has complied with their duty of candor and disclosure to the PTO and equivalent authority anywhere in the world with respect to such Patents.
(c)    Company Intellectual Property. The Company Intellectual Property is owned exclusively by Company free and clear of all Liens, other than Permitted Liens. No Company Intellectual Property is subject to joint ownership rights of any third party. All Company Intellectual Property, including all Company Registered Intellectual Property, is fully transferable, alienable or licensable by the Company, or by Parent after the consummation of the transactions contemplated by this Agreement, free and clear of all Liens (other than Permitted Liens) and without restriction or payment of any kind to any third Person. No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that materially restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property. Except for Trade Secrets that lost their status as trade secrets upon the release of a new Company Product, upon the issuance of a Patent or publication of a patent application, or as a result of a good faith business decision to disclose such Trade Secret, and except for Trademarks that the Company made a good faith business decision to stop using, the Company has not (i) transferred ownership of, or granted any exclusive license, to any other Person, with respect to any Intellectual

Property Rights that are or, as of the time of such transfer or exclusive license, were Company Intellectual Property; or (ii) permitted the rights of the Company that are or were Company Intellectual Property to enter into the public domain.
(d)    Employees and Independent Contractors. All Intellectual Property developed by or for the Company was conceived, invented, reduced to practice, authored or otherwise created solely by either employees of the Company acting within the scope of their employment, or independent contractors of the Company pursuant to agreements sufficient to validly and irrevocably assign any such Intellectual Property to the Company under applicable Law anywhere in the world. All Employees whose employment relationships are or were governed by Laws in countries that recognize Moral Rights have executed written agreements with the Company that waive, for the benefit of the Company, all Moral Rights in any works of authorship relating to the business of the Company.
(e)    Proprietary Information Agreements. The Company has taken commercially reasonable measures to maintain in confidence the Company’s Trade Secrets that they consider proprietary, or are obligated by third parties to protect as Trade Secrets. Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each Employee to execute a proprietary information and confidentiality agreement to protect the Trade Secrets of the Company and the Trade Secrets provided to the Company by a third party, and all Employees have executed such agreements.
(f)    Non-Infringement by Company IP. Neither the Company Products, nor the operation of the business of the Company, including the design, development, manufacture, use, import, export, marketing, support, sale and other distribution of any Company Product, has not and does not infringe or misappropriate, and will not infringe or misappropriate when conducted in substantially the same manner by Parent or its Affiliates following the Closing, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. The Company has not received notice from any Person claiming that such operation or any act, Company Product, or Company Intellectual Property conflicts with, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor, to the Knowledge of the Company, is there any basis therefor). The Company has not obtained or sought any studies, reports or analyses with respect to actual or potential Patent coverage, freedom to operate, Patent infringement or otherwise with respect to any Patents of the Company or any third Person, including opinions of counsel or reports of other advisors.
(g)    Non-Infringement of Company IP. To the Knowledge of the Company, no Person is infringing or misappropriating any material Company Intellectual Property. The Company has the exclusive right to bring actions against any Person that is infringing any Company Intellectual Property and to retain for itself any damages recovered in any such action.
(h)    No Material Defects. The Company has made available to Parent all material information, that to the Knowledge of the Company, relates to any defect or similar issues with respect to any of the Company Products or any other material Technology of the Company that does, or may reasonably be expected to, materially adversely affect the value, functionality or fitness for the intended purpose of such Company Product or Technology. Without limiting the foregoing, to the Knowledge of the Company (i) there are no material defects, malfunctions or nonconformities in any of the Company Products, other than defects, malfunctions, and nonconformities that occur in the ordinary course of manufacturing and handling consistent with historical levels; (ii) there have been, and are, no Claims asserted against the Company or any of its or their respective distributors related to the Company Products, other than Claims in the ordinary course for repair, replacement, or refunds consistent with historical levels; and (iii) the Company has not received and, to the Knowledge of the Company there is no basis for, any requirements to recall any Company Products.
(i)    Warranty and Indemnification Obligations. The Company does not have any contractual obligation to warrant, indemnify, reimburse or hold harmless any end customer with respect to the infringement or misappropriation of the Intellectual Property Rights of any third Person or with respect to any Company Product that materially differs in substance from such obligation in the Company’s standard form agreement (a copy of which has been made available to Parent). The Company has no contractual obligation to warrant or reimburse any end customer with respect to any Company Product for which the maximum liability of Company exceeds the amounts paid to the Company for such Company Product.
(j)    Intellectual Property Licenses.
(i)    Section 3.12(j)(i) of the Disclosure Letter lists all Contracts to which the Company is a party that grants the Company a license, ownership rights, an option to, or other rights in or to any Intellectual Property owned by a third Person that is embedded in any Company Product or material to the business or operations of the Company, other than (but in each case only if entered into in the ordinary course of business) (A) Shrink-Wrap Code, (B) Open Source Licenses, (C) confidentiality or nondisclosure Contracts, (D) Contracts with Employees for the assignment of, or license to, Intellectual Property, or (E) trademark or similar licenses relating to the marketing of a Company Product for a particular third Person.
(ii)    Section 3.12(j)(ii) of the Disclosure Letter lists all Contracts to which Company is a party under which Company grants any third Person a license or other rights in or to any Company Intellectual Property, other than non-exclusive end user licenses for the sale or license of Company Products or related Intellectual Property pursuant to written agreements in the ordinary course of business that do not differ in substance from the Company’s standard form(s), which have been made available to Parent.
(k)    Company Source Code. Neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code except for disclosures to employees or contractors under agreements that prohibit use or disclosure except in the performances of services for the Company. Neither this Agreement nor transactions contemplated by this Agreement will result in the release, disclosure, sharing, or delivery of any Company Source Code.

(l)    Open Source Software.
(i)    Section 3.12(l)(i) of the Disclosure Letter lists all Open Source Software which has been included in or combined with any Company Product by or on behalf of the Company, and describes in reasonable detail the manner in which such Open Source Software was included, combined, used, modified or distributed (as applicable).
(ii)    The Company has not used or uses Open Source Software in such a way that subjects or has subjected any Company software (other than Open Source Software) to any requirement that such Company software (other than Open Source Software) be distributed or disclosed (i) in source code form, (ii) for the purpose of making modifications thereto or (iii) free of charge. The Company has been and is in compliance in all material respects with all applicable licenses with respect to any Open Source Software that is or has been used by the Company.
(m)    Government or University Funding. No funding, facilities, resources or personnel of any Governmental Entity or university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development or creation of Intellectual Property for the Company.
(n)    Bugs. To the Knowledge of the Company, no Company Product contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that were designed to (i) enable or assist any person to access without authorization or disable or erase the Company Products or (ii) otherwise significantly adversely affect the functionality of the Company Products (collectively, “Contaminants”).
(o)    Security Measures. The Company has taken reasonable steps and implemented reasonable procedures to ensure the information technology systems used in connection with the operation of the Company are free from Contaminants. The Company has appropriate disaster recovery and security plans, procedures and facilities for the business and have taken commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company as it is currently conducted or contemplated to be conducted, and to the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of such information technology systems.
(p)    Standards Bodies Membership. The Company is not a member of, and has not actively participated in, any organization, body or group that is engaged in or that has, or is in the process of, setting, establishing or promulgating any industry or product standards or the terms under which Intellectual Property Rights to Company Intellectual Property will be licensed. The Company is not committed, nor is it obligated or bound, to license or grant future licenses of any current or future Company Intellectual Property to any third Person under any such organization, body, or group. To the Knowledge of the Company, none of the Company Products practice or require a license with respect to any industry standards. Without limiting the foregoing, the Company is not under any obligation or duty, nor is it bound by any Contract, to license or grant future licenses of any Company Intellectual Property under any terms, including “RAND” or “FRAND” terms.

(q)    Effects of the Transaction. Neither this Agreement, the Merger nor any of the other transactions contemplated hereby, including the assignment to Parent by operation of law or otherwise of any Contracts to which the Company is a party, will result in Parent or any of its Affiliates (i) granting to any third Person any right to or with respect to any Intellectual Property owned by, or licensed to, any of them; (ii) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses; or (iii) being obligated to pay any royalties or other material amounts, or offer any discounts, to any third Person in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement, the Merger or the transactions contemplated hereby.
3.13    Privacy and Data Protection.
(a)    Privacy Policies. Section 3.13(a)(i) of the Disclosure Letter identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data or Company Product Data maintained by or for the Company at any time, the types of Personal Data or Company Product Data in each such database, and the means by which the Personal Data and Company Product Data were collected. Section 3.13(a)(ii) of the Disclosure Letter identifies each Company Privacy Policy in effect at any time since the inception of the Company and identifies the period of time during which such Company Privacy Policy was or has been in effect. Copies of all such Company Privacy Policies have been made available to Parent.
(b)    Privacy Compliance. The Company, the Company Products and all third Persons who have performed services for the Company have had access to Personal Data or Company Product Data in connection with the performance of such services comply, and have at all times complied with all Company Privacy Policies and all Privacy Legal Requirements. The execution, delivery, and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, and the disclosure to Parent of all Company Product Data and Personal Data in the Company’s direct or indirect possession or control, will not result in a breach or violation of any Company Privacy Policy or Privacy Legal Requirement. The Company has full rights, without obtaining any new consent, to transfer to Parent all Company Product Data and Personal Data in the Company’s direct or indirect possession or control without violating any Company Privacy Policy or Privacy Legal Requirement. There is not and has not been any complaint to, or any audit, proceeding, investigation (formal or informal) or Claim against, the Company or any customers of the Company (in the case of customers, to the extent relating to the Company Products or the practices of the Company) by any private party or any Governmental Entity with respect to the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, retention, interception, or other processing of, or security of, any Personal Data or Company Product Data.
(c)    Data Protection. With respect to the Company Products (including their underlying systems, networks, and technology) and all Personal Data and Company Product Data collected, stored, used or maintained by or for the Company, the Company has at all times taken all steps reasonably necessary to ensure that the Company Products and such Personal Data and Company Product Data are protected against unauthorized access, use, modification, disclosure or other misuse, and no unauthorized access to or unauthorized use, modification, disclosure or other misuse of such Company Products, Personal Data or Company Product Data has occurred. The Company maintains a written information security program covering the Company, the Company Products and the Company’s networks and systems that includes appropriate controls that have been regularly tested and reviewed. The Company has implemented appropriate disaster recovery plans, procedures and facilities for the business of the Company and has taken reasonable and appropriate steps to safeguard the information technology systems utilized in the operation of the business of the Company as currently conducted and currently contemplated to be conducted.
3.14    Material Contracts.
(a)    Material Contracts. Section 3.14(a) of the Disclosure Letter (specifying the appropriate paragraph) sets forth a true, correct and complete list of each of the following Contracts (other than Company Employee Plans and Employee Agreements set forth on Section 3.20(a) of the Disclosure Letter) to which the Company is a party or to which its assets are bound (any Contract of a nature described below (whether or not set forth in the Disclosure Letter) to which the Company is party or otherwise bound, a “Material Contract”):
(i)    any (A) Contract or commitment granting any bonus, severance payments or benefits, change of control payments or benefits or termination payments or benefits (in cash or equity or otherwise) to any Employee with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation; (B) contractor, consulting or sales Contract, in each case if the amount to be paid by the Company thereunder is in excess of $75,000 annually; and (C) any other Employee Agreement;
(ii)    any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be increased or for which vesting of benefits will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (or any events related to this Agreement) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(iii)    the Lease Agreements and any lease of personal property involving future annual payments in excess of $75,000 individually or $150,000 in the aggregate;
(iv)    any Contract of indemnification or guaranty with respect to the Liabilities of any other Person, other than (A) indemnification agreements entered into with directors and officers of the Company; (B) indemnities granted by the Company with respect to Intellectual Property matters in the ordinary course of business consistent with past practice; and (C) indemnities included in the Company’s sales, licensing, distribution, manufacturing, and other ordinary commercial agreements for the Company Products;
(v)    any Contract (A) prohibiting or impairing any business practice of the Company or any acquisition of property (tangible or intangible); (B) containing any “most favored nation” or similar preferred provisions in favor of the other party to such Contract; or (C) limiting or impairing the freedom of the Company to engage in any line of business or to compete with any other Person, or to develop, distribute or sell any product, including any Contract containing any exclusivity or non-competition provision or any right of first refusal or negotiation (the Contracts in (A), (B), and (C) together, the “Restrictive Contracts”);
(vi)    any Contract relating to capital expenditures and involving future payments in excess of $75,000 individually or $150,000 in the aggregate;
(vii)    any Contract containing any royalty obligation or other similar payment by the Company in excess of $75,000;
(viii)    any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise;
(ix)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
(x)    any purchase order or Contract for the purchase by the Company involving future payments in excess of $250,000 individually or $500,000 in the aggregate;
(xi)    any dealer, distribution, sales representative, joint marketing, strategic alliance, affiliate or development Contract;
(xii)    any sales representative, original equipment manufacturer, manufacturing, remarketer, reseller or other agreement for distribution by another Person of the Company Products;
(xiii)    any nondisclosure, confidentiality or similar Contract, other than those entered into with any actual or prospective customer, contractor, supplier or vendor in the ordinary course of business consistent with past practice;
(xiv)    any other Contract not disclosed in response to this Section 3.14(a) that involves future payments to or from the Company in excess of $75,000 individually or $150,000 in the aggregate that is not cancellable without penalty within 30 days;
(xv)    any Contract granting exclusive sales, distribution or marketing rights to any Person other than the Company;
(xvi)    any Contract that contains warranties and indemnities relating to products or technology sold or services rendered by the Company, other than pursuant to a written Contract that has been entered into in the ordinary course of business;
(xvii)    any Contract with any current or former stockholder, employee, officer or director of the Company, or any “affiliate” or “associate” of such Persons (as such terms are defined in the rules and regulations promulgated under the Securities Act) (any of the foregoing, a “Related Party”), including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to or from any Related Party, but excluding (A) agreements with respect to the grant of Company Options to, or the exercise of Company Options by, any Employee, officer or director; and (B) employment agreements entered into with any such Persons in the ordinary course of business consistent with past practice; and
(xviii)    any Contract relating to the acquisition, use, transfer, development, sharing or license of any Intellectual Property incorporated into Company Products or material to the business or operations of the Company, other than Contracts where the Company receives the right to Shrink-Wrap Code, Open Source Software, or ancillary components or services; or
(xix)    any Contract that is otherwise material to the Company.
(b)    Validity. Each Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement, enforceable against the Company and, to the Knowledge of the Company, each of the other parties thereto in accordance with its terms, and is in full force and effect, subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company is in material compliance with, and has not materially breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor, to the Knowledge of the Company, is any party obligated to the Company pursuant to any such Contract subject to any breach, violation or default thereunder, nor, to the Knowledge of the Company, is there event that with the lapse of time, giving of notice or both would constitute such a material breach, violation or default by the Company or any such other party. True, correct and complete copies of each Material Contract have been made available to Parent. As of the date of this Agreement, there are no new Contracts being actively negotiated that would be required to be listed in Section 3.14(a).
(c)    Disputes. There are no, and, to the Knowledge of the Company, there are no threatened in writing, Claims, disputes or disagreements with respect to any Contract to which the Company is a party or any of its or their respective properties or assets (whether tangible or intangible) is subject.
(d)    Exclusive Rights. The Company has not granted any other Person any exclusive right to manufacture, have manufactured, assemble, license, sublicense or sell any Company Products or proposed Company Products or to provide the services or proposed services of the Company’s business.
(e)    Indebtedness. All outstanding Indebtedness of the Company may be prepaid without penalty.
3.15    Interested Party Transactions.
(a)    No Related Party has or has had, directly or indirectly, (a) any interest in any entity that furnished or sold, or furnishes or sells, services, products, technology or Intellectual

Property that the Company furnishes or sells or proposes to furnish or sell; (b) any interest in any Person that purchases from or sells or furnishes to the Company any goods or services; or (c) any interest in, or is a party to, any Contract to which the Company is a party. The ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation will not be deemed to be an “interest in any entity” for purposes of this Section 3.15.
(b)    All transactions pursuant to which any Related Party has purchased any services, products or technology from, or sold or furnished any services, products or technology to the Company that were entered into on or after the inception of the Company, have been on an arms’-length basis on terms no less favorable to the Company then would be available from an unaffiliated party.
3.16    Governmental Authorization; Government Funding.
(a)    Government Authorizations. Each Permit (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company as currently conducted or currently contemplated to be conducted (all such Permits, “Company Authorizations”) has been validly issued or granted to the Company. The Company has at all times been in compliance with all Company Authorizations. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its or their respective businesses as currently conducted or hold any interest in its or their respective properties or assets. The Company has made available to Parent true, correct and complete copies of each Company Authorization. The Company has not received any notice or other written communication from any Person regarding (A) any actual or possible violation of Law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization; or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the Company entering into this Agreement or consummating the Merger or the other transactions contemplated by this Agreement. Section 3.16(a) of the Disclosure Letter contains a true, correct and complete list of all Company Authorizations.
(b)    Government Funding. The Company has not applied for or received any financial assistance from any Governmental Entity.
3.17    Litigation.
(a)    No Litigation. There is no Claim of any nature pending or, to the Knowledge of the Company, threatened against the Company or any of its properties or assets (tangible or intangible) or any of its or their respective officers or directors (in their capacities as such), and, to the Knowledge of the Company, there are no presently existing facts or circumstances that would constitute a reasonable basis therefor. There is no investigation, audit or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its respective properties or assets (tangible or intangible) or any of its or their respective officers or directors (in their capacities as such) by or before any Governmental Entity, and, to the Knowledge of the Company,

there are no presently existing facts or circumstances that would constitute a reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. There is no Claim of any nature pending or, to the Knowledge of the Company, threatened in writing against the Company that challenges or seeks to enjoin the Merger or any of the other transactions contemplated by this Agreement.
(b)    No Indemnification Claims. There is no Claim of any nature pending or, to the Knowledge of the Company, threatened against any Person who has a contractual right or a right pursuant to applicable Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, and, to the Knowledge of the Company, are there no facts or circumstances that would give rise to such Claim. There is no Claim pending or, to the Knowledge of the Company, threatened against the Company for indemnification made by any officer or director of the Company nor, to the Knowledge of the Company, are there presently existing facts or circumstances that would constitute a reasonable basis therefor.
3.18    Environmental Matters.
(a)    Condition of Property. Except in compliance with Environmental Laws and in a manner that would not reasonably be expected to subject the Company to material liability or require any material Remedial Action or material Removal, no Hazardous Materials are present in, on, or under any Real Property or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company. No underground storage tanks, aboveground storage tanks, asbestos or polychlorinated biphenyls are present on any Real Property or on any other real property as a consequence of the acts of the Company or any of its or their agents.
(b)    Hazardous Materials Activities. The Company has conducted all Hazardous Material Activities in compliance with all applicable Environmental Laws. The Hazardous Material Activities of the Company prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner that has caused or would reasonably be expected to cause an adverse health effect to any such person.
(c)    Environmental Permits. Section 3.18(c)(i) of the Disclosure Letter contains a true, correct and complete list of all the Environmental Permits currently held by the Company. The Environmental Permits are in full force and effect and constitute all Environmental Permits required to permit the Company to operate or conduct its business as currently conducted or hold any interest in its or their respective properties or assets. The Company has complied with all covenants and conditions of any such Environmental Permit. No circumstances exist that could cause any such Environmental Permit to be revoked, modified or rendered non-renewable upon payment of the permit fee.
(d)    Environmental Litigation. No proceeding, revocation proceeding, amendment procedure, writ, injunction, investigation or Claim is pending, or to the Knowledge of the Company,

threatened concerning or relating to the compliance by the Company with any Environmental Law, any Environmental Permit or any Hazardous Materials Activity of the Company.
(e)    Environmental Liabilities. The Company is not aware of any fact or circumstance that could result in any environmental Liability that would reasonably be expected to result in a material liability of the Company. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any third party with respect to Liabilities arising out of Environmental Laws or any Hazardous Materials Activities of the Company.
3.19    Brokers’ and Finders’ Fees; Third Party Expenses.
(a)    Brokers’ and Finders’ Fees. The Company has not incurred, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.
(b)    Third Party Expenses. Section 3.19(b) of the Disclosure Letter contains the Company’s estimate, as of the date of this Agreement, of all Third Party Expenses to be incurred by the Company in connection with the negotiation and consummation of the Merger and the other transactions contemplated by this Agreement. All such Third Party Expenses will have been paid prior to the Closing or will otherwise be accounted for in the calculation of the Total Consideration.
3.20    Employee Benefit Plans and Compensation.
(a)    Schedule of Company Employee Plans and Employee Agreements. Section 3.20(a)(i) of the Disclosure Letter contains a true, correct and complete list of each Company Employee Plan (other than any Company Employee Plan that provides for statutory benefits or obligations in a jurisdiction outside of the United States) and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement. Section 3.20(a)(ii) of the Disclosure Letter sets forth a true, correct and complete table that provides next to each current Employee’s name as of the date of this Agreement: (i) the job title for such Employee; (ii) the full-time or part-time status of such Employee; (iii) the current salary, wage, actual bonus or target bonus opportunity, or commission rate, as applicable, for such Employee and any increase in any such compensation that the Company plans to pay such employee or has committed to pay such Employee; (iv) accrued vacation/paid-time off and accrued sick leave for such Employee; (v) the date of hire for such Employee; (vi) the location where such Employee performs services; and (vii) the amount of any unpaid bonus to which such Employee is entitled; (viii) the status of such Employee as exempt or non-exempt; and (ix) the primary work location of such Employee and whether the Employee is working pursuant to any visa, special work permit or other special work status. To the Knowledge of the Company, no Employee listed on Section 3.20(a)(ii) of the Disclosure Letter intends to terminate his or her employment for any reason, except as provided in Schedule 6.10(c). Section 3.20(a)(iii) of the Disclosure Letter contains an accurate and complete list of all individual independent contractors and Persons that have a consulting or advisory relationship with the Company.
(b)    Documents. The Company has delivered or made available to Parent true, correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement, including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan’s assets; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; and (vi) all material correspondence to or from any governmental agency relating to any Company Employee Plan.
(c)    Employee Plan Compliance. The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or material violation of, and have no Knowledge of any default or material violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA or the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Claims pending and served, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (excluding individual award agreements entered into under such plan that require the Employee’s consent to amend or terminate such agreement) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or the Company or any of its ERISA Affiliates (other than ordinary notice and administration requirements and expenses). There are no audits, inquiries or proceedings pending and served or, to the Knowledge of the Company or any ERISA Affiliate, threatened by the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made or accrued all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d)    No Retirement, Defined Contribution, Pension or Welfare Plans. Neither the Company nor any current or former ERISA Affiliate (nor any predecessor thereof) has ever maintained, established, sponsored, participated in, or contributed to, any (i) any retirement plan or plan intended to be qualified under Section 401(a) of the Code; (ii) Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code; (iii) Multiemployer Plan; (iv) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries; (v) “funded welfare plan” within the meaning of Section 419 of the Code; (vi) multiple employer plan or to any plan described in Section 413 of the Code; or (vii) self-funded group health plan (including any such plan pursuant to which a stop-loss policy or contract applies). There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a material liability (contingent or otherwise) of the Company or any or ERISA Affiliate at the Effective Time.
(e)    International Employee Plan. Each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Laws that are applicable to such International Employee Plan. No International Employee Plan required to be funded has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan (excluding individual award agreements entered into under such plan that require the Employee’s consent to amend or terminate such agreement) at any time for any reason without liability to the Company (other than ordinary notice and administration requirements and expenses or routine claims for benefits or provision of vested benefits under such plan).
(f)    No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability of the Company or any of its ERISA Affiliates to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Employee for any reason, except as may be required by COBRA, and the Company and its ERISA Affiliates have never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person(s) would be provided with life insurance, health or other employee welfare benefits following termination of employment or retirement, except to the extent required by COBRA.
(g)    Health Care Compliance. The Company and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Trade Act of 2002, the Newborns’ and Mothers’ Health Protection Act of 1996, Medicare Part D, the TAA Health Coverage Improvement Act of 2009, The American Recovery and Reinvestment Act of 2009, the Public Health Services Act, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (together, the “Affordable Care Act”), each as amended, any similar provisions of state law applicable to Employees, and any state or local mandatory cafeteria plan and health benefit, contribution or coverage requirement(s) applicable to Employees. To the extent required under HIPAA and the regulations issued thereunder, the Company and each ERISA Affiliate has, prior to the Effective Time, performed in all material respects its obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), the nondiscrimination requirements of HIPAA (45 C.F.R. Parts 144 and 146), and the security requirements of HIPAA (45 C.F.R. Part 142). The Company and each ERISA Affiliate does not have unsatisfied material obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA, Medicare Part D, the Affordable Care Act or any state or foreign Law governing health care coverage or extension.
(h)    Effect of Transaction. Except as provided for in this Agreement and required under applicable Law, the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance, retention or change of control pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits.
(i)    Employment Matters.
(i)    The Company is in compliance with all applicable Laws, collective bargaining agreements and other agreements or arrangements with any works council, employee representative or other labor organization or group of employees, extension orders and binding customs respecting labor and employment, including Laws, its own policies, practices, handbooks, work rules and internal regulations relating to fair employment practices, terms and conditions of employment, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours (including overtime wages), equal opportunity, pay equity, meal and rest periods, and employee terminations, and in each case, with respect to any Employee (A) have withheld and reported and remitted all amounts required by Law or by agreement to be withheld and reported and remitted with respect to wages, salaries and other payments to employees; (B) are not liable for any: arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (C) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, in each case with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business consistent with past practice). There are no Claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any Employees relating to any employee or Employee Agreement. There are no Claims pending or to, the Knowledge of the Company, threatened against the Company or any Company trustee under any worker’s compensation policy maintained by the Company. The Company is not a party to a conciliation agreement, consent decree or other written agreement or order with any Governmental Entity with respect to employment practices. The services provided by the Employees in the United States are terminable at will, and outside the United States Employees are terminable in compliance with applicable Laws. The Company has not misclassified any person as an independent contractor rather than as an employee under applicable Law, or with respect to any employee leased from another employer or any Employee currently or formerly classified as exempt from overtime wages or the equivalent under applicable Law.
(ii)    The Company has properly paid all wages, and salaries and employment Taxes (including social security taxes and other payroll taxes owed by the Company or required to have been withheld by the Company from the compensation paid to Employees), and are not liable for any penalties.
(j)    Labor Matters. The Company is not a party to any collective bargaining or other agreements with any union, works council, employee representative or other labor organization or group of employees. No work stoppage, labor strike, labor dispute, slowdown, concerted refusal to work overtime against the Company is pending or, to the Knowledge of the Company, threatened in writing or reasonably anticipated. To the Knowledge of the Company, there are no activities or proceedings of any labor union, works council, employee representative or other labor organization or group of employees to organize any Employees. There are no Claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened in writing relating to any labor matters involving any Employee, including with respect to charges of unfair labor practices or the equivalent under applicable Law. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar Law, whether domestic or foreign. The Company is not presently, nor has the Company in the past been, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by the Company. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local Law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing Date would trigger any notice or other obligations under the WARN Act or similar state or local Law.
(k)    No Severance Due to Employees. No Employee, officer or advisor of the Company is entitled to any severance payments or benefits in the event of the termination of such Employee, officer or advisor’s relationship with the Company.
(l)    Work Authorization. The Employees are authorized and, to the Knowledge of the Company, have appropriate documentation to work in each jurisdiction in which they are working.
(m)    No Interference or Conflict. To the Knowledge of the Company, no Company Stockholder or Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. None of the execution and delivery of this Agreement, the carrying on of the Company’s business as presently conducted or proposed to be conducted by the Company or any activity of any Company Stockholder or Employee in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any Company Stockholder or Employee is now bound.
3.21    No Foreign Employees. Except as provided in Section 3.21 of the Disclosure Letter, the Company has no Contracts of employment or for services with any Employee who resides and primarily provides services outside the United States, or with any director or consultant of or to the Company who resides and primarily provides services outside the United States.
3.22    Insurance. Section 3.22 of the Disclosure Letter contains a true, correct and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no material Claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company are otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past three years and remain in full force and effect. To the Knowledge of the Company, there is no termination of any of such policies or bonds threatened in writing.
3.23    Accounts Receivable. All accounts receivable that are reflected on the Financials, and all accounts receivable arising after September 30, 2015, represent valid (and, to the extent outstanding at the Closing Date, will represent) valid obligations arising from bona fide sales actually made or services actually performed by the Company in the ordinary course of business. Any reserves for accounts receivable in the Financials are calculated in accordance with GAAP and are consistent with past practice. To the Knowledge of the Company, there is no material contest, claim, defense or right of setoff under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. All accounts payable that are reflected on the Financials, and all accounts payable arising after September 30, 2015, represent (and, to the extent outstanding at the Closing Date, will represent) valid obligations arising from bona fide purchases actually made or services actually performed from the Company in the ordinary course of business. Section 3.23 of the Disclosure Letter contains a true and complete list of all accounts receivable and accounts payable as of the most recent accountable date prior to the date of this Agreement, which list also sets forth the aging of each account receivable.
3.24    Compliance with Laws.
(a)    Compliance. The Company (i) has complied with all Laws and (ii) is not in violation of, and has not received any notices of violation with respect to, any Law.
(b)    Product Certifications. The Company has:

(i)    for all Company Products sold or distributed in the United States that are eligible to receive approval and certification with respect to safety or electromagnetic compatibility compliance, or both, the approval and certification (A) as to safety by Underwriters Laboratories (or equivalent certifying organization); or (B) as to electromagnetic compatibility compliance by the Federal Communications Commission; and
(ii)    for all Company Products sold or distributed outside the United States that are eligible to receive approval and certification with respect to safety or electromagnetic compatibility compliance, or both, the approval and certification as to safety and electromagnetic compatibility compliance by (A) the appropriate Governmental Entity of the European Union (or any of its member states); or (B) an internationally recognized certifying organization.
(c)    Export Approvals.
(i)    The Company has at all times conducted its export transactions in accordance with all (i) applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations; and (ii) other applicable import/export controls in other countries in which the Company conducts business.
(ii)    The Company has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export and re-export of products, services, software and technologies; and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”).
(iii)    The Company is in compliance with the terms of all applicable Export Approvals.
(iv)    There are no pending or, to the Knowledge of the Company, threatened in writing Claim against the Company with respect to the Export Approvals.
(v)    No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.
(d)    Export Control Classifications. Section 3.24(d) of the Disclosure Letter sets forth the true, correct and complete export control classifications applicable to the Company’s products, services, software and technologies.
(e)    Anticorruption Laws. Neither the Company nor any Related Party has, directly or indirectly, (i) taken any action that would cause it to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, any domestic commercial bribery statute or any other applicable Law from any jurisdiction relating to anti-corruption or anti-bribery law or regulation (collectively, the “Anticorruption Laws”); (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered or authorized any unlawful payment or other thing of value to foreign or domestic government officials or employees; (iv) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person; or (v) taken any action that would cause it to be in violation of any Anticorruption Law. Neither the Company nor any Related Party has used any corporate funds to maintain any funds not reflected in the Company’s books and records or engage in any transactions not reflected in the Company’s books and records. There are no pending or, to the Knowledge of the Company, threatened in writing Claims, charges, investigations (internal or government-initiated), violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anticorruption Laws. To the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s activities that may give rise to any future Claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anticorruption Law. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate for the requirements of the Anticorruption Laws, and the Company has made available to Parent all documentation related to the compliance program.
3.25    Substantial Customers and Suppliers.
(a)    Customers. Section 3.25(a) of the Disclosure Letter lists the 20 largest customers of the Company, on the basis of revenues for the 12 month period ending on the Balance Sheet Date.
(b)    Suppliers. Section 3.25(b) of the Disclosure Letter lists the 20 largest suppliers of the Company, on the basis of cost of goods or services purchased for the 12 month period ending on the Balance Sheet Date.
(c)    No Changes. No such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company since the beginning of such 12 month period; (ii) to the Knowledge of the Company, threatened in writing to cease or materially reduce such purchases or sales or provision of services; or (iii) to the Knowledge of the Company, been threatened with bankruptcy or insolvency.
3.26    Banking Relationships; Powers of Attorney. Section 3.26 of the Disclosure Letter contains a true, correct and complete list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company has an account, or a safe deposit box or other arrangement, and the names of all persons authorized to draw on or who have access to such account, safe deposit box or other arrangement. There are no material outstanding powers of attorney executed by or on behalf of the Company.
3.27    Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Charter Documents is applicable to the Company, any shares of Company Capital Stock, this Agreement, the Merger or any of the other transactions contemplated hereby.

3.28    Complete Copies of Materials. The Company has made available to Parent true, correct and complete copies of (a) all documents identified on the Disclosure Letter; (b) the minute books containing records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and stockholders of the Company; and (c) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company. The minute book of the Company made available to Parent contains a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company (i) are true, correct and complete in all material respects; (ii) have been maintained in accordance with reasonable business practices on a basis consistent with past practice; (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company; and (iv) accurately and fairly reflect the basis for the Financials. At the Closing, the minute books and other records of the Company will be in the possession of the Company.
3.29    Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Letter) in this Agreement, and none of the statements made in any exhibit, schedule or certificate executed and delivered by the Company pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company on the date of this Agreement and as of the Effective Time, as though made at the Effective Time (other than representations and warranties made as of a specific date, which are made as of such date), as follows:
4.1    Organization. Each of Parent and Merger Sub (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and (b) has the corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted.
4.2    Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no further action is required on the part of Parent or Merger Sub to authorize this Agreement and any Related Agreements to which Parent or Merger Sub is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which Parent or Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute when executed and delivered, the valid and binding obligations of Parent and Merger Sub, enforceable against Parent or Merger Sub in accordance with their respective terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar Laws affecting creditors’ rights generally; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
4.3    No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with any of the following in such a manner as to materially adversely affect the ability of Parent and Merger Sub to consummate the Merger: Any (a) provision of the certificate of organizational documents of Parent or Merger Sub, as amended; or (b) judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent, Merger Sub or any of their respective properties or assets (whether tangible or intangible).
4.4    Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by, or with respect to, Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) the filing of the Notification and Report Forms with the FTC and the Antitrust Division of the DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under other applicable Antitrust Laws; and (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.
4.5    Sufficient Funds. Parent and its Affiliates has and at the Closing will have sufficient funds to consummate the Merger and the other transactions contemplated by this Agreement and to pay all related fees and expenses.
4.6    No Other Representations or Warranties. Except for the representations and warranties contained in Article III (as modified by the Disclosure Letter) and the Certificates executed by the Company, neither the Company nor any other Person on behalf of the Company (including the Company Securityholders) makes any representations or warranties, and each such Person hereby disclaims any other representations or warranties, whether made by the Company, any other Person on behalf of the Company (including the Company Securityholders), or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement, or the transactions contemplated hereby. Parent acknowledges and agrees that neither Parent nor Merger Sub (or any other Indemnified Party) has relied and neither Parent nor Merger Sub (or any other Indemnified Party) is relying upon any representations or warranties other than those contained in Article III and the Certificates executed by the Company.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME
5.1    Affirmative Conduct of Business.
(a)    Conduct of Business. From the time of the execution of this Agreement until the first to occur of the Effective Time or the termination of this Agreement pursuant to Section 9.1 (the “Pre-Closing Period”), the Company must (i) conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, in any event, in compliance with all applicable Laws; (ii) pay the Indebtedness for borrowed money and Taxes of the Company when due (subject to Parent’s review and consent to the filing of any Tax Return); (iii) pay or perform other obligations when due; (iv) use commercially reasonable efforts to preserve intact the present business organizations of the Company; (v) use commercially reasonable efforts to keep available the services of the current officers and key Employees; and (vi) use commercially reasonable efforts to preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Effective Time, in each case, except as: (x) set forth in Section 5.1 of the Disclosure Letter; or (y) as consented in writing by Parent pursuant to Section 5.3.
(b)    Notification. The Company must promptly notify Parent of any event that constitutes a Company Material Adverse Effect.
5.2    Restrictions on Conduct of the Company’s Business. During the Pre-Closing Period, except as set forth in Section 5.2 of the Disclosure Letter, the Company will not without the prior written consent of Parent requested and provided pursuant to Section 5.3:
(d)    cause or permit any modifications, amendments or changes to the Charter Documents;
(e)    undertake, outside the ordinary course of business, (i) any expenditure, transaction or commitment exceeding $75,000 individually or $150,000 in the aggregate; or (ii) any commitment or transaction of the type described in Section 3.14(a);
(f)    undertake any capital expenditure in excess of $75,000 individually or $150,000 in the aggregate;
(g)    adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies), other than as required by GAAP;
(h)    (i) make or change any material Tax election; (ii) adopt or change any Tax accounting method in respect of Taxes; (iii) enter into any closing agreement in respect of Taxes; (iv) settle any material Claim or assessment in respect of Taxes; (v) consent to any extension or waiver of the limitation period applicable to any Claim or assessment in respect of Taxes; or (vi)

amend any Return unless a copy of such amended Return has been made available to Parent for review a reasonable time prior to filing, and Parent has approved such amended Return;
(i)    initiate or settle any litigation other than to enforce its rights under this Agreement;
(j)    revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable or settle, discount or compromise any accounts receivables or reverse any reserves, other than in the ordinary course of business consistent with past practice;
(k)    except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options and Company Capital Stock pursuant to the exercise of outstanding Company Warrants in existence as of the date of this Agreement and in accordance with their terms, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock, or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;
(l)    declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Common Stock);
(m)    (i) waive any stock repurchase rights or right of first refusal; (ii) accelerate, amend or change the period of exercisability of options or restricted stock; or (iii) reprice Company Options or authorize any cash or equity exchange for any Company Options;
(n)    except as specifically contemplated by this Agreement, terminate any Employee who will participate in the Management Incentive Plan, or encourage or otherwise cause any such Employee to resign from the Company;
(o)    except as specifically contemplated by this Agreement or as required by applicable Law, (i) adopt or amend any Company Employee Plan; (ii) enter into or amend any Employee Agreement or collective bargaining agreement; (iii) pay or promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee except bonuses or special remuneration made pursuant to written agreements existing on the date of this Agreement and disclosed in Section 3.20(a) of the Disclosure Letter; (iv) increase, decrease or otherwise change the salary, wage rates, bonuses, fringe benefits or other compensation (including equity-based compensation) payable or to become payable by the Company to any of its or their respective Employees; (v) make any declaration, promise, commitment or obligation of any kind for the payment of, or acceleration by, the Company of severance, termination, change of control, or bonus pay (whether in cash or equity or otherwise), except payments made pursuant to written agreements existing on the date of this Agreement and disclosed in Section 3.20(a) of the Disclosure Letter; (vi) increase rights to indemnification for any Employee; or (vii) grant equity awards, take any action to amend Company Options, or accelerate the vesting or extend the post-termination exercise period of any Company Options;
(p)    make any representation or issue any communication to Employees that are inconsistent with this Agreement, including any representations regarding offers or employment from Parent;
(q)    enter into any contractor or consulting Contract with any Person other than contractor or consulting Contracts that do not involve the payment in the aggregate of more than $100,000 on a monthly basis;
(r)    other than entering into agreements with respect to the Company Products pursuant to written agreements in the ordinary course of business involving aggregate payments to the Company of less than $50,000, (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company, except for the sale of properties or assets (whether tangible or intangible) that are not Intellectual Property and only in the ordinary course of business and consistent with past practices, or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person; (ii) purchase or license any Intellectual Property of any Person or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any other Person (other than, in each case, licenses for Open Source Software and licenses for commercial, off-the-shelf software that is generally commercially available at a fee of less than $25,000 per year); or (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party;
(s)    enter into, amend or modify any (i) Restrictive Contract or (ii) Contract of indemnification or guaranty with respect to the Liabilities of any other Person (other than (A) indemnification agreements entered into with directors and officers of the Company; (B) indemnities granted by the Company with respect to Intellectual Property matters in the ordinary course of business consistent with past practice; or (C) indemnities included in the Company’s sales, licensing and distribution agreements for the Company Products);
(t)    enter into, amend or modify any Contract (i) that contains “most favored nation” or similar preferred pricing provisions; (ii) granting exclusive sales, distribution or marketing rights to any Person; (iii) relating to the disposition or acquisition of any interest in any Person or material assets of the Company that is outside the ordinary course of the business of the Company; or (iv) that contains warranties or indemnities relating to products or technology sold or services rendered by the Company, other than non-exclusive licenses, sales, distribution and related agreements with respect thereto (including maintenance and support agreements) for Company

Products pursuant to a written Contract that has been entered into in the ordinary course of business consistent with past practice;
(u)    enter into, amend or modify any nondisclosure, confidentiality or similar Contract (other than those entered into with any actual or prospective customer or vendor in the ordinary course of business consistent with past practices) that limits, or purports to limit, the ability of Parent or the Surviving Corporation to disclose any information relating to the Company;
(v)    amend, modify or remove any Company Privacy Policy, or publish or make available any new Company Privacy Policy;
(w)    other than in the ordinary course of business consistent with past practice, issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company;
(x)    except for reasonable advances to employees for travel and business expenses that are in the ordinary course of business consistent with past practice and do not exceed $10,000, (i) make any loan to any Person, (ii) purchase debt securities of any Person or (iii) forgive any loan owed to the Company by any Person;
(y)    (i) incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses as contemplated by Section 5.2(u)); (ii) amend the terms of any outstanding loan agreement, (iii) guarantee any Indebtedness of any Person; (iv) issue or sell any debt securities; or (v) create a Lien over any of its assets;
(z)    enter into, amend or modify any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
(aa)    waive or release any material right or Claim of the Company;
(bb)    commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of its business, properties or assets;
(cc)    enter into any Contract to (i) purchase or sell any interest in real property; (ii) grant any security interest in any real property; (iii) lease, sublease, license or otherwise occupy any real property; or (iv) amend or modify, in any respect, or terminate any of the terms of, any Lease Agreement;
(dd)    enter into, amend or modify any lease of personal property other than entering into, amending or modifying any leases of personal property under which the aggregate amount payable by the Company on a monthly basis does not exceed $10,000;
(ee)    terminate, amend or otherwise modify (or agree to do so), or violate in any respect, the terms of, or make any payments resulting from agreed upon early termination of, any Material Contract, except that this Section 5.2(bb) will not require the Company to seek or obtain

Parent’s consent in order to (i) operate in the ordinary course of business consistent with past practices in connection with the matters contemplated by this Section 5.2(bb) or (ii) set or change the prices at which the Company sells Company Products to customers;
(ff)    acquire or agree to acquire, whether by merging or consolidating with, or by purchasing any assets or equity securities of, or in any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any equity securities;
(gg)    enter into, amend or modify any dealer, distribution, strategic alliance, affiliate agreement or joint marketing arrangement or Contract;
(hh)    enter into, amend or modify any Contract pursuant to which the Company or any third party is granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any third party’s products or Company Products, respectively;
(ii)    enter into, amend or modify any commitment to alter its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
(jj)    cancel or amend in any material respect (other than in connection with (i) the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practice or (ii) the Tail Policy) any insurance policy of the Company;
(kk)    enter into, amend or modify any purchase order or Contract for the (i) purchase by the Company of materials, except in the ordinary course of business consistent with past practice; or (ii) the purchase by customers of products or services;
(ll)    enter into, amend or modify any Contract with any Related Party;
(mm)    enter into any Contract that would be a Material Contract if in existence on the date of this Agreement; or
(nn)    take, commit, or agree in writing or otherwise to take, any of the actions described in Section 5.2(a) through Section 5.2(jj).
5.3    Procedures for Requesting Parent Consent.
(f)    Requesting Consent. If the Company desires to take an action that would be prohibited pursuant to Section 5.1 or Section 5.2 without the written consent of Parent, then prior to taking such action the Company may request consent by sending an email to each of the following individuals specifying, in reasonable detail, the action proposed to be taken (or omitted from being taken):

Dennis Secor
Email: dsecor@fossil.com
Greg McKelvey
Email: gmckelvey@fossil.com
(g)    Approval. Either of the individuals set forth above may grant consent on behalf of Parent to the taking of any action that would otherwise be prohibited pursuant to Section 5.2 by fax or email.
5.4    No Solicitation.
(h)    No Solicitation. The Company will (and will cause its directors, officers, Key Employees, stockholders, agents, representatives and Affiliates (collectively, “Representatives”), and will instruct its other Employees to), not, directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, facilitate, seek, knowingly encourage, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions with any third Person, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding but other than in connection with the exercise of Company Options or Company Warrants outstanding on the date of this Agreement or conversion of existing securities pursuant to their terms), whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction (a “Competing Transaction”); (ii) disclose or furnish any confidential information not customarily disclosed to any person concerning the business, technologies, properties or assets of the Company, or afford to any Person access to its or their properties, assets, technologies, books or records not customarily afforded such access, in each case solely in connection with or relating to an inquiry, proposal or offer with respect to a Competing Transaction; (iii) assist or cooperate with any Person to make any Competing Transaction; or (iv) enter into any agreement with any Person providing for a Competing Transaction.
(i)    No Other Discussions. The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) of Section 5.4(a).
(j)    Certain Information. In the event that the Company or any of the Company’s Affiliates or Representatives receives any offer, proposal or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of Section 5.4(a), or any request for disclosure or access as referenced in clause (ii) of Section 5.4(a), the Company will (i) immediately suspend any discussions with such offeror or Person with regard to such offers, proposals, or requests; and (ii) promptly thereafter, notify Parent thereof, which notice must contain (A) the pricing, terms, form of consideration, conditions and other material provisions of such proposed transaction; (B) the identity of the proposed party or parties to such proposed transaction; (C) a copy of the written agreement or other documentation setting forth the terms of the proposed transaction; and (D) such other information related thereto as Parent may reasonably request.

(k)    Specific Performance. The parties hereto agree that irreparable harm would occur in the event that the provisions of this Section 5.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent will be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative will be deemed to be a breach of this Agreement by the Company.
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1    Required Stockholder Approval; Information Statement.
(oo)    Information Statement. Prior to the execution of this Agreement, the Company will have prepared (and will have provided Parent with a reasonable opportunity to review and comment on) an information statement to be distributed to all Company Stockholders in connection with soliciting the approval of the Company Stockholders of the adoption of this Agreement and the transactions contemplated hereby (the “Information Statement”). The Information Statement must comply with all applicable Laws and this Section 6.1 and must include appropriate information (as reasonably determined by the Company and considering in good faith Parent’s view). The Company will (i) submit this Agreement and the transactions contemplated hereby to the Company Stockholders for approval and adoption pursuant to the Form of Stockholder Written Consent and, in connection therewith, will distribute to all Company Stockholders a copy of the Information Statement, which may be by means of electronic transmission and any other means permitted under the DGCL; and (ii) deliver to Parent a true, correct and complete copy of the executed Stockholder Written Consent evidencing the Company’s receipt of the Required Stockholder Approval.
(pp)    Soliciting Materials. Any materials to be submitted to the stockholders of the Company in connection with the solicitation of their approval of the Merger and this Agreement, including the Information Statement and, if required pursuant to Section 6.9, any materials submitted to the stockholders of the Company in connection with obtaining the 280G Approval (collectively, the “Soliciting Materials”), will be subject to reasonable review by Parent (and Parent’s comments will be considered in good faith by the Company) and must include information regarding the Company, the terms of the Merger and this Agreement, the unanimous recommendation of the board of directors of the Company in favor of the Merger and this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company will not include in the Soliciting Materials any non-public information with respect to Parent or its Affiliates or associates the form and content of which has not been approved by Parent prior to such inclusion. Parent agrees and covenants to cooperate with the Company and provide information that is necessary for the Soliciting Materials. The Soliciting Materials and all information furnished on or in any document mailed, delivered or otherwise furnished or to be mailed, delivered or otherwise furnished to the Company Stockholders in connection with the solicitation of their consent to this Agreement, the Merger and the other transactions contemplated hereby will not contain any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading, except that the foregoing does not extend to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents, except that neither the Company nor any Company Securityholder will have any liability with respect to information provided for inclusion by Parent or any of its representatives. The Company and Parent will promptly advise the other in writing if at any time prior to the Closing the Company or Parent, as the case may be, obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law, except that (i) Parent will only be required to provide notice of any such facts to the extent that such facts relate to information furnished in writing by Parent or Merger Sub for the express purposes of including in such Soliciting Materials and (ii) the Company will only be required to provide notice to Parent of any such facts to the extent that such facts relate to information included by the Company in the Soliciting Materials.
(qq)    Other Required Notices. Promptly following receipt of the Required Stockholder Approval, the Company will deliver notice of the approval of the Merger and the other actions approved by the Form of Stockholder Written Consent to the Company Stockholders pursuant the DGCL, which notice may be delivered with the Information Statement.
6.2    Access to Information. The Company will provide Parent and its accountants, counsel and other representatives (a) reasonable access during normal business hours and upon prior reasonable notice to the Company to all (i) of the properties, books, Contracts, commitments and records of the Company, including all Company Intellectual Property; (ii) other reasonably available information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request; and (iii) Employees as identified by Parent; and (b) copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request, in each case of clauses “(a)” and “(b)” solely in connection with Parent’s efforts to consummate the transactions contemplated by this Agreement; provided, that such access does not interfere with the normal business operations of the Company, or allow for any invasive or subsurface sampling, testing or investigations of the properties or facilities of the Company. Notwithstanding anything to the contrary contained in this Section 6.2, the Company shall not be required to disclose any information in breach or violation of confidentiality obligations under any Contracts, but the Company shall be required to disclose to Parent as much information as it can without violating such confidentiality obligations and shall promptly notify Parent if any information requested or otherwise required to be provided pursuant to this Section 6.2 is subject such confidentiality obligations. No information or knowledge obtained in any investigation pursuant to this Section 6.2 or otherwise will affect or be deemed to amend or modify any representation or warranty set forth herein, the Disclosure Letter, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise limit, affect or prejudice in any way the rights and remedies of Parent. All requests for information made pursuant to this Section 6.2 must be directed to a designated officer of the Company or such Person as may be designated from time to time by the Company’s officers.
6.3    Notification of Certain Matters. The Company or Parent, as the case may be, will give prompt notice to the other of: the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any of the conditions to its obligations to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) (in the case of the Company) or Section 7.3(a) or Section 7.3(b) (in the case of Parent) to fail to be satisfied at the Closing. Unless otherwise agreed to by Parent and the Company in writing, the delivery of any notice pursuant to this Section 6.3 will not (i) limit or otherwise affect any remedies available to the party receiving such notice provided hereunder; or (ii) be deemed to amend or supplement the Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
6.4    Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.2 or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, will be governed by the terms of the Confidentiality Agreement. To the extent necessary, the Confidentiality Agreement is deemed to be amended to permit Parent to discuss and obtain insurance from insurance brokers to the extent such insurance brokers agree to bound by confidentiality obligations at least as favorable to the Company as the Confidentiality Agreement (and Parent will be responsible for any breach of the Confidentiality Agreement by such brokers).
6.5    Public Disclosure. The Company will not, and will not permit its Representatives to, directly or indirectly, issue any statement or communication to any third Person (other than their respective Representatives, investors, members and partners that are bound by confidentiality restrictions) regarding the existence or subject matter of this Agreement or the transactions contemplated hereby (including with respect to any Claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof) without the consent of Parent. Notwithstanding the foregoing, (a) the Company may issue communications regarding the existence or subject matter of this Agreement, the Merger or the other transactions contemplated hereby to its securityholders, Employees, customers, suppliers and other parties to Contracts as reasonably necessary for the Company to maintain its business relationships with such Persons or to comply with its obligations under this Agreement; (b) any information may be disclosed in connection with enforcing the Company’s rights or defending against assertions by Parent to any Governmental Entity or other party involved in connection with any legal proceedings involving a dispute between Parent and the Company concerning this Agreement, the Related Agreements or the transaction contemplated hereby or thereby; and (c) the Company may make statements to third parties (but not public statements or announcements) in compliance with the terms of this Agreement (including Section 5.4) to the extent that such information has been made public by Parent. Parent will not issue any statement or communication to any third Person (other than its Representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement, the Merger or the other transactions contemplated hereby (including with respect to any Claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof) without first consulting the Company, except that this restriction is subject to Parent’s and its Affiliates’ obligation to comply with applicable securities Laws and the rules of The NASDAQ Global Select Market. Notwithstanding the foregoing, Parent may, after consultation with the Company, issue communications regarding the existence or subject matter of this Agreement or the transactions contemplated hereby to its employees, customers and suppliers, as reasonably necessary for Parent to maintain its business relationships with such Persons or to comply with its obligations under this Agreement.
6.6    Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto will use their respective reasonable best efforts to (a) take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to satisfy all of the conditions to the obligations of the other parties hereto and to consummate and make effective the Merger and the other transactions contemplated hereby in the most expeditious manner practicable; (b) obtain all necessary waivers, consents and approvals of any Governmental Entity with respect to the consummation of the Merger; and (c) effect all necessary registrations and filings with any Governmental Entity to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Notwithstanding the foregoing and subject to the No Payment Exclusion, neither Parent nor Company will be required to agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of such party, its Affiliates or of the Company; (ii) the imposition of any limitation on the ability of such party, its Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company; or (iii) the imposition of any impediment on such party, its Affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii), an “Action of Divestiture”). Nothing herein will require Parent to litigate with any third party, including any Governmental Entity. In furtherance and not in limitation of the foregoing, each party agrees to use its commercially reasonable efforts to file, and to cause each of its Affiliates to file in conjunction with such party, all applications, requests, notices and other filings with any applicable Governmental Entity whose approval is required in connection with the consummation of the Merger, including (as applicable) Notification and Report Forms under the HSR Act and any other required filings, if any, as set forth in Exhibit K as promptly as practicable following the date of this Agreement and in any event no later than seven Business Days following the date of this Agreement. Parent and the Company shall, and shall cause each of their respective Affiliates to, cooperate in their efforts to obtain any governmental consent required for the Closing.
6.7    Contract Consents, Amendments and Terminations. Prior to the Effective Time, the Company will (a) use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract (including those listed on Schedule 7.2(d)(i)) as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, including those consents, waivers and approvals of any parties to any Contract listed on Schedule 7.2(d)(i); and (b) send each of the notices set forth in Schedule 7.2(d)(ii) and any other notices required under any Contract in connection with the Merger promptly following the date of this Agreement. Parent must be provided a reasonable opportunity to review and comment on the forms of such consents, waivers, approvals and notices. Notwithstanding the foregoing, the Company shall not be required to make any payment of a consent fee, “profit sharing” payment or other consideration in order to obtain the consent or waiver of any third party with respect to the Merger (the “No Payment Exclusion”). Prior to or in connection with the Closing, the Company may pay (using the Company’s cash) all change of control, bonus, severance or other similar payments that are incurred by the Company, Parent or the Surviving Corporation with respect to Employees as of the Effective Time solely as a result of the consummation of the Merger (but excluding any “double trigger” arrangements that are triggered as a result of the Merger and another event) and excluding any Transaction Payroll Taxes related to the foregoing amounts (the “Change of Control Fees”).
6.8    Expenses and Fees.
(f)    Payment. If the Merger is consummated, all fees and out-of-pocket expenses incurred by the Company prior to the Closing in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby (“Third Party Expenses”), will be the obligation of the Company. The Company will provide Parent with a statement of Estimated Third Party Expenses and an estimate of all Change of Control Fees showing in reasonable detail both the unpaid Third Party Expenses and Change of Control Fees incurred by the Company as of the Closing Date (the “Statement of Expenses”) at least five Business Days prior to the Closing Date, and on the Closing Date the Statement of Expenses will be certified by the Company’s Chief Financial Officer as true, correct and complete as of the Closing Date. The Company may pay (using the Company’s cash) all Third Party Expenses and any Change of Control Fees on or prior to the Closing Date. If not so paid, such Third Party Expenses and Change of Control Fees will be paid by Parent at the Closing (in which case such Third Party Expenses or Change of Control Fees that are unpaid as of the Closing and then paid by Parent will, without duplication, be deducted from the definition of Total Consideration). Any Third Party Expenses or Change of Control Fees that are not reflected on the Statement of Expenses and not otherwise accounted for in the calculation of the Total Consideration (“Excess Expenses and Fees”) will be indemnifiable Losses pursuant to Section 8.2(a)(vii). Parent shall pay the filing fees associated with the HSR Act and any other antitrust filings or notifications that may be required in jurisdictions outside of the United States.
(g)    Non-consummation. If the Merger is not consummated, each party hereto will pay its own fees and expenses incurred in connection herewith, and no party will be liable to any other party for any costs or expenses incurred in connection herewith.
6.9    280G Approval. The Company will promptly after the date of this Agreement (but in no event later than three Business Days prior to the Closing Date) submit to the Company

Stockholders for approval by the requisite vote (in a manner satisfactory to Parent), by such number of the Company Stockholders as is required by the terms of Section 280G(b)(5) of the Code (the “280G Vote”), any payments or benefits to any Employee that is a “disqualified individual” (as defined in Section 280G(c) of the Code) that (1) may, separately or in the aggregate, constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code in connection with the transactions contemplated by this Agreement and (2) exceed three times minus one dollar such Employee’s “base amount” (within the meaning of Treasury Regulations Section 1-280G-1 Q&A 34) (such payments described in (1) and (2), the “280G Payments”), such that all such payments and benefits will not be deemed to be Section 280G Payments, and prior to the Effective Time the Company will deliver to Parent evidence satisfactory to Parent that, as to any such Section 280G Payments, a vote of the Company Stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder and either (a) that such requisite stockholder approval was obtained with respect to any Section 280G Payment (the “280G Approval”); or (b) that the 280G Approval was not obtained with respect to any Section 280G Payment and, as a consequence, that such payments or benefits will not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to a 280G waiver agreement (substantially in the form attached hereto as Exhibit F) (a “280G Waiver”), which was executed prior to the 280G Vote by each Employee who might who might receive any 280G Payments. The determination of the 280G Payments will be made by the Company and will be subject to prior review and approval by Parent, which will not be unreasonably withheld, conditioned or delayed. Parent shall provide the Company with all relevant terms of any employment contracts or other arrangements that will be entered into with the “disqualified individuals” that could result in payments and other terms that need to be approved (or disclosed) to ensure that the 280G Approval is valid.
6.10    Pre-Closing Employee Matters.
(d)    New Employees and Contractors. Each person who becomes an employee of the Company after the date of this Agreement and prior to the Closing will be required by the Company to enter into and execute a proprietary information and inventions assignment agreement reasonably acceptable to Parent with the Company that is enforceable and effective as of such employee’s first date of employment or service. Each Person who becomes a consultant or contractor of the Company after the date of this Agreement and prior to the Closing will be required by the Company to enter into and execute, a proprietary information and inventions assignment agreement with the Company enforceable and effective as of such consultant or contractor’s first date of service.
(e)    Resignation Letter. Prior to the Closing, the Company must cause each officer and director of the Company to execute a resignation and release letter in substantially the form attached as Exhibit G (the “Director and Officer Resignation and Release Letter”), effective as of the Effective Time.
(f)    Severance. The Company must, prior to the Closing, pay in full all severance obligations that are required to be paid under applicable Law to any Employee who has been terminated prior to the Closing.

6.11    Spreadsheet. At least five Business Days prior to the Closing Date, the Company must deliver to Parent a draft Spreadsheet that includes the details required below. At least one Business Day prior to the Closing Date, the Company must deliver to Parent a final spreadsheet (the “Spreadsheet”), which Spreadsheet must be certified as complete and correct by the Chief Executive Officer or the Chief Financial Officer of the Company as of immediately prior to the Effective Time and must include as of the Closing the following items:
(f)    with respect to each Company Stockholder: (i) such Person’s last known address and email address (to the extent available); (ii) the number, class and series of shares of Company Capital Stock held by such Person; (iii) the respective certificate numbers of the Company Capital Stock held by such Person; (iv) whether such shares were acquired pursuant to the exercise of an incentive stock option (as defined in Section 422 of the Code) (“ISO Shares”); (v) the aggregate amount of cash payable to such Person at the Closing in respect of such shares; (vi) the aggregate amount of cash to be deposited in the Escrow Fund and Expense Fund on behalf of such Person; (vii) such Person’s Pro Rata Portion expressed as a percentage and dollar amount of the Escrow Amount and Expense Fund; (viii) whether, but not the amount, the payments to a Person will be subject to employment Tax wage withholding; (ix) with respect to shares acquired on or after January 1, 2011, or any other security, in each case that would be deemed a “covered security” under Treasury Regulations Section 1.6045-1(a)(15)the cost basis of such shares and the date of acquisition of such shares; and (x) the identification of any shares, other than ISO Shares, that were eligible for election pursuant to Section 83(b) of the Code, including the date of such shares and whether an election pursuant to Section 83(b) of the Code was timely made; and
(g)    with respect to each holder of a Company Option or Company Warrant outstanding as of immediately prior to the Closing (i) such Person’s last known address and email address (to the extent available); (ii) the number, class and series of Company Capital Stock underlying each such Company Option or Company Warrant; (iii) the grant dates or issue dates of such Company Option or Company Warrant; (v) the aggregate amount of cash payable to such Person at the Closing in respect of such Company Option; (iv) such Person’s Pro Rata Portion expressed as a percentage and dollar amount of the Escrow Amount; (v) with respect to each Company Option, the vesting arrangement with respect thereto; (vi) with respect to Company Options, whether such Company Options are incentive stock options or non-qualified stock options; (vii) the exercise price of such Person’s Company Options, Company Warrants or any other similar equity award from the Company; (viii) the aggregate amount of cash to be deposited in the Escrow Fund and Expense Fund on behalf of such Person; (ix) the identification of any shares that were eligible for election pursuant to Section 83(b) of the Code, including the date of such shares and whether an election pursuant to Section 83(b) of the Code was timely made.
6.12    Release of Liens. The Company will file, or cause to be filed, all agreements, instruments, certificates and other documents that are necessary or appropriate to effect the release of all Liens set forth in Schedule 6.12.
6.13    FIRPTA Compliance. On the Closing Date, the Company must deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”), in a form reasonably acceptable to Parent, certifying the interests in the Company are not U.S. real property interests for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.
6.14    Repayment of Company Indebtedness. Parent is entitled to recover the amount of any and all Closing Indebtedness to the extent that such Closing Indebtedness is not paid in full and finally discharged by the Company (or is paid by Parent on the Company’s behalf) as of immediately prior to the Effective Time by reducing the Total Consideration by the amount of any such unpaid Closing Indebtedness (or the amount of any such Closing Indebtedness paid by Parent on the Company’s behalf). The Company must deliver to Parent, at least one Business Day prior to the Closing Date, executed payoff letters or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty to which such Closing Indebtedness is owing (whether or not then due and payable), in each case (a) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions; (b) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item (except obligations for indemnification and reimbursement that expressly survive repayment in full) and of all current and future Liens relating to such item; and (c) contemplating the delivery of UCC-3 termination statements and mortgage releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item.
6.15    Joinder and Waiver Agreement. The Company will use its commercially reasonable efforts to cause the Joinder and Waiver Agreement to be executed on or prior to the Closing Date by the holders of at least 80% of the shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (assuming the exercise of all Vested Company Options and Company Warrants immediately prior to the Effective Time).
6.16    Post-Closing Employee Matters.
(c)    Compensation and Benefits. For a period of one year following the Effective Time, Parent shall provide, or cause to be provided, to Continuing Employees base salaries that are no less than those that are provided by the Company to Continuing Employees immediately prior to the Effective Time. For the avoidance of doubt, nothing in this Section 6.16(a) shall require Parent to provide substantially comparable equity and long-term incentive compensation. Without limiting the foregoing:
(iii)    With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to (without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.

(iv)    Parent shall be solely responsible for all termination and severance benefits (which benefits, for the avoidance of doubt, shall either be provided under the plans of Parent or its Subsidiaries, or the Company Employee Plans), costs, charges and liabilities of any nature incurred with respect to the termination of any Continuing Employees after the Effective Time, including any claims arising out of or relating to any mass layoff or similar event under applicable Law occurring on or after the Effective Time.
(v)    Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans; provided, however, that (i) nothing in this Section 6.16 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period), Continuing Employees shall be eligible to participate in the Surviving Corporation’s health and welfare benefit plans to the extent that coverage under such plans is replacing comparable coverage under a Company Employee Plan in which such Continuing Employee participated immediately before the Effective Time. To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent and/or the Surviving Corporation, then Parent shall use its commercially reasonable efforts to ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, allowances and benefit accrual (including paid time off), credit Continuing Employees for service prior to the Effective Time with the Company to the same extent that such service was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company. In addition, Parent shall in no event apply an eligibility limitation, waiting period or other condition under any group health or welfare plan with respect to Continuing Employees and the eligible dependents of Continuing Employees, other than limitations or waiting periods that are already in effect with respect to such individuals to the extent not satisfied as of the Effective Time under the corresponding Company Employee Plan. To the extent that any Continuing Employee or any eligible dependent of a Continuing Employee is transferred during a plan year from coverage under one or more of the Company Employee Plans to coverage under a successor group health and welfare plan, Parent shall, or shall cause the Company to, use its commercially reasonable efforts to provide the affected Continuing Employee, or eligible dependent with credit for any co-payments, deductibles and offsets (or similar payments) made during the plan year in which the transfer occurs for the purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such successor benefit plan, program or arrangement.
6.17    Management Incentive Plan. Prior to the Closing Date, Parent shall adopt the Management Incentive Plan substantially in the form attached hereto as Exhibit H (the “Management Incentive Plan”), which will become effective as of the Effective Time.
6.18    Indemnification of Company Officers and Directors.
(a)    Indemnification. For six years following the Closing, Parent will, and will cause the Surviving Corporation to, fulfill and honor all rights to indemnification for acts or omissions occurring on or prior to the Effective Time now existing in favor of the current or former officers and directors (including, if applicable, their directors, officers, partners, employees, agents, spouses and controlling persons) of the Company currently indemnified by the Company under the agreements between the Company and such Persons existing as of the date of this Agreement and set forth on Schedule 6.18(a) (such Persons, the “Company Indemnitees”), including any provisions existing in the Charter Documents as of the date of this Agreement. Notwithstanding the foregoing, the obligations of Parent, the Surviving Corporation and their respective successors will (i) be subject to any limitation imposed by applicable Law and (ii) not be deemed to release any Company Indemnitee who is also an officer or director of the Company from his or her obligations pursuant to this Agreement or any Related Agreement. No Company Indemnitee has any right of contribution, indemnification or right of advancement from Parent, the Surviving Corporation or any of their successors with respect to any Loss claimed by any of the Indemnified Parties against such Company Indemnitee in his or her capacity as a Company Stockholder pursuant to this Agreement or any Related Agreement. The foregoing will not in any way limit any Company Indemnitee’s rights to coverage under the Tail Policy.
(b)    Tail Policy. The Company must purchase prior to or concurrent with the Closing a prepaid directors’ and officers’ liability policy or policies (the “Tail Policy”) that will remain in effect until the six year anniversary of the Effective Time the material terms of which, including coverage and amount, are comparable to those of the Company’s current directors’ and officers’ liability insurance policy, except that, to the extent that any payments with respect to such Tail Policy have not been made by the Company prior to or concurrent with the Closing, then such payments will be deemed to be Third Party Expenses or Excess Expenses and Fees, as the case may be.
6.19    Transfer Taxes.Notwithstanding anything to the contrary in this Agreement, all transfer, documentary, sales, use, excise or other Taxes assessed upon or incurred in connection with the transactions contemplated by this Agreement shall be borne equally by Parent on the one hand, and the Company Securityholders on the other hand. The party required to file any Tax Return related to such Taxes shall file such Tax Return and pay such Taxes and the other party or parties shall reimburse the paying party for its share of such Taxes within 10 days of written request. Parent shall have the right to claim from the Escrow Fund any such Taxes to be borne by the Company Securityholders.
6.20    Further Assurances. Each party hereto, at the request of another party hereto, will execute and deliver each document expressly required by this Agreement and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then Parent, Merger Sub and the officers and directors of the Company, Parent and Merger Sub are fully authorized, in the name of their respective corporations or otherwise, to take, and will take, all such lawful and necessary action.
ARTICLE VII

CONDITIONS TO THE MERGER

7.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent legally permitted) at or prior to the Effective Time of each of the following conditions:
(h)    Not Illegal. No Governmental Entity has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) that is in effect and that has the effect of making the Merger, illegal or otherwise prohibiting or preventing the consummation of the Merger.
(i)    No Restraint. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (i) preventing or restraining the consummation of the Merger, (ii) prohibiting Parent’s ownership or operation of any portion of the business of the Company or (iii) compelling Parent or Company to dispose of or hold separate all or any material portion of the business or assets of the Company or Parent as a result of the Merger is in effect, and no proceeding brought by a Governmental Entity seeking any of the foregoing is threatened or pending.
(j)    Antitrust Laws. Any applicable waiting period, and extensions thereof, (i) under the HSR Act and (ii) under other applicable Antitrust Laws set forth in Exhibit K shall have expired or terminated.
7.2    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived (to the extent legally permitted), in writing, exclusively by Parent and Merger Sub:
(l)    Representations, Warranties and Covenants.
(i)    Each of the representations and warranties of the Company in this Agreement (other than the Fundamental Representations) must have been true and correct on the date they were made and must be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties of the Company that address matters only as of a specified date, which representations and warranties must be true and correct as of such specified date), except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar concept set forth in such representations and warranties).
(ii)    Each of the representations and warranties of the Company in Section 3.1, Section 3.2, Section 3.4 and Section 3.10 (collectively, the “Fundamental Representations”) must have been true and correct in all material respects on the date they were made and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for any such representations and warranties which address matters only as of a specified date, which representations and warranties must be true and correct, individually and in the aggregate, in all material respects as of such specified date) (and without giving effect to any limitation as to “materiality” or similar concept set forth in such representations and warranties, excluding “Company Material Adverse Effect” which will be given full effect).
(iii)    The Company must have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by it as of or prior to the Closing.
(m)    No Company Material Adverse Effect. Since the date of this Agreement, there has not occurred a Company Material Adverse Effect that remains in effect.
(n)    Stockholder Approval; Joinder and Waiver Agreement; Dissenters’ Rights.
(i)    Holders representing at least 80% of the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time have (A) adopted this Agreement and approved the Merger and the other transactions contemplated hereby; and (B) waived appraisal, dissenters’ or similar rights pursuant to the applicable provisions of the DGCL, the CCC and other applicable Law, in each case pursuant to the Form of Stockholder Written Consent, pursuant to and in accordance with the applicable provisions of the DGCL, CCC and the Charter Documents.
(ii)    No more than 5% of the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time have perfected dissenters’ or other similar rights under applicable Law with respect to their Company Capital Stock by virtue of the Merger.
(iii)    Parent has received an executed Joinder and Waiver Agreement signed by holders that constitute at least 80% of the shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (assuming the exercise of all Vested Company Options and Company Warrants immediately prior to the Effective Time), except that if a holder breaches or repudiates his, her or its Joinder and Waiver Agreement prior to the Effective Time, then such holder will be deemed, for purposes of this Section 7.2(c)(iii), to not have executed the Joinder and Waiver Agreement, and any shares of Company Capital Stock held by him, her or it as of immediately prior to the Effective Time will not be counted for purposes of determining whether the condition set forth in this Section 7.2(c)(iii) has been satisfied.
(o)    Third Party Contracts.
(i)    The Company has delivered to Parent all necessary consents, waivers and approvals of parties to the Contracts set forth in Schedule 7.2(d)(i).
(ii)    The Company has sent the notices set forth in Schedule 7.2(d)(ii) and Parent has received evidence thereof reasonably satisfactory to Parent.
(p)    280G Stockholder Approval. Each Employee who might receive any 280G Payments has executed and delivered to the Company a 280G Waiver, pursuant to which each such

Person will waive any right or entitlement to such payments or benefits unless the requisite stockholder approval of those payments or benefits is obtained pursuant to Section 280G of the Code so that such payment and benefits do not constitute “parachute payments” thereunder and such 280G Waiver are in effect immediately prior to the Effective Time. With respect to any payments or benefits that Parent determines may constitute 280G Payments with respect to any Employees, the stockholders of the Company have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such 280G Payments or (ii) voted upon and disapproved such 280G Payments, and, as a consequence, such 280G Payments will not be paid or provided for in any manner, and Parent and its Subsidiaries will not have any liabilities with respect to payments or benefits that constitute “parachute payments” under Section 280G of the Code.
(q)    Employee Matters.
(i)    Each of the Key Employees (A) has entered into an at-will employment arrangement with Parent, one of its Subsidiaries or the Surviving Corporation pursuant to his or her execution of a Key Employee Offer Letter, and such Key Employee Offer Letter is in full force and effect immediately prior to the Effective Time; (B) has agreed to be an employee of Parent or one of its Subsidiaries after the Closing pursuant to the terms of such Key Employee Offer Letter, (C) is an employee of the Company immediately prior to the Effective Time; and (D) has not have taken any action prior to the Effective Time, or provided written notice to Parent, one of its Subsidiaries or the Company that is not withdrawn, to dispute, repudiate, terminate or modify such acceptance or to express any intent in writing to leave the employ of Parent, one of its Subsidiaries or the Company within one year following the Effective Time.
(ii)    Each of the applicable Key Employees have executed and delivered to Parent a Key Employee Non-Competition and Non-Solicitation Agreement, and such Key Employee Non-Competition and Non-Solicitation Agreement are in full force and effect immediately prior to the Effective Time.
(iii)    The total number of employees, consultants and independent contractors, but excluding any (A) part-time employees and (B) interns (such service providers collectively, and subject to excluding (A) and (B), the “Full Time Service Providers”) providing services to the Company as of the Effective Time shall be at least 85% of the total number of Full Time Service Providers as of the date of this Agreement.
(iv)    Parent has received a duly executed Director and Officer Resignation Letter from each of the officers and directors of the Company effective as of the Effective Time.
(r)    Closing Certificates and Deliverables.
(iii)    Parent has received the following documents from the Company in the time period applicable to such deliverable as provided in this Agreement: (A) the Estimated Closing Net Working Capital Statement, (B) the Statement of Expenses, (C) the Spreadsheet and (D) the

FIRPTA Compliance Certificate, in each case duly executed by a duly authorized officer of the Company as specified in this Agreement.
(iv)    Parent has received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(v)    Parent has received a certificate, validly executed by the Secretary of the Company, certifying as to (A) the terms and effectiveness of the Charter Documents; (B) the valid adoption of resolutions of the board of directors of the Company (whereby this Agreement, the Merger and the transactions contemplated hereunder were unanimously approved by the board of directors of the Company); and (C) the Required Stockholder Approval having been obtained and (D) the results of any vote of the Company Stockholders with respect to the approval or disapproval of any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of 280G of the Code.
(vi)    Parent has received, with respect to the Company, (A) a long-form certificate of good standing from the Secretary of State of the State of Delaware and (B) a certificate of good standing from the applicable Governmental Entity in each jurisdiction where the Company is qualified to do business, in each case, dated within seven Business Days prior to the Closing.
(s)    Release of Liens. Parent has received from the Company a duly and validly executed copy of all payoff letters in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to provide for the release of all Liens set forth in Schedule 6.12.
(t)    Payment of Indebtedness of the Company. The Company has complied with Section 6.14 in all material respects.
(u)    No Litigation.
(vi)    There are no Claims initiated by any Governmental Entity pending, or overtly threatened, against Parent or the Company arising out of the Merger, any Related Agreements or this Agreement, or otherwise seeking any of the results set forth in Section 7.1(a).
(vii)    There are no Claims of any nature pending, or overtly threatened, other than Claims referred to in clause “(i)” above, against Parent or the Company, their respective properties or any of their respective officers, directors or Subsidiaries arising out of, or in any way connected with, the Merger, any Related Agreements or the other transactions contemplated by this Agreement or any Related Agreement or otherwise seeking any of the results set forth in Section 7.1(a), in each case solely to the extent such Claim is reasonably likely to be material to the Company and its business.
7.3    Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived (to the extent legally permitted), in writing, exclusively by the Company:
(g)    Representations, Warranties and Covenants.
(iii)    Each of the representations and warranties of Parent and Merger Sub in this Agreement (other than the representations and warranties of Parent and Merger Sub in Section 4.1 and Section 4.2) must have been true and correct on the date they were made and must be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for any such representations and warranties which address matters only as of a specified date, which representations and warranties must be true and correct as of such specified date), except for any inaccuracies therein that would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of Parent and Merger Sub to consummate the Merger on a timely basis and with no delay (without giving effect to any limitation as to “materiality” or similar concept set forth in such representations and warranties).
(iv)    Each of the representations and warranties of Parent and Merger Sub in Section 4.1 and Section 4.2 must have been true and correct in all material respects on the date they were made and must be true and correct, individually or in the aggregate, in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent or Merger Sub as of a specified date, which must be true and correct as of such date) (and without giving effect to any limitation as to “materiality” or similar concept set forth in such representations and warranties).
(v)    Each of Parent and Merger Sub must have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.
(h)    Certificate of Parent. The Company has received a certificate executed on behalf of Parent by an officer for and on its behalf to the effect that, as of the Closing, the conditions set forth in Section 7.3(a) have been satisfied.
ARTICLE VIII

SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS
8.1    Survival.
(v)    Survival Periods. The representations and warranties of the Company set forth in this Agreement, or in any certificate, agreement, document or other instrument required to be executed and delivered by the Company pursuant to this Agreement (the “Certificates”), will survive the Closing and the Effective Time and remain in full force and effect until 11:59 p.m., Pacific time, on the date that is one year after the Closing Date (the “Survival Date”); provided, however, that: (i) the Fundamental Representations will survive the Closing and the Effective Time and remain in full force and effect until the expiration of the statutes of limitations (including extensions thereof) applicable to the subject matters referenced therein (and with respect to the Fundamental Representations, the Survival Date means such expiration of the applicable statutes of limitations (including extensions thereof)); and (ii) in the event of fraud of or by the Company with respect to any representation or warranty set forth in this Agreement or any Certificate, such representation or warranty will survive until the statute of limitation applicable to fraud under applicable Law. If a Claim Certificate asserting a breach of a representation or warranty is delivered before the date on which such representation or warranty ceases to survive pursuant to the terms of this Agreement, then the claims specifically set forth in such Claim Certificate will survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation or warranty until such claims are resolved in accordance with this Article VIII. Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties hereto that the foregoing survival periods supersede any applicable statute of limitations applicable to such representations or warranties. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.
(w)    Parent’s Representations. The representations and warranties of Parent and Merger Sub set forth in this Agreement, or in any certificate or other instrument required to be delivered by Parent or Merger Sub pursuant to this Agreement, will survive the Closing and the Effective Time and remain in full force and effect until the Survival Date; provided, however, that if a written claim asserting a breach of a representation or warranty is delivered before the date on which such representation or warranty ceases to survive pursuant to the terms of this Agreement, then the claims specifically set forth in such claim will survive for the benefit of all Company Securityholders beyond the expiration of the applicable survival period for such representation or warranty until such claims are resolved.
(x)    Covenants. The agreements, covenants and other obligations of the parties hereto will survive the Closing and the Effective Time in accordance with their respective terms and, in any event, for a period of at least one year after the Closing Date.
8.2    Indemnification.
(i)    Indemnifiable Matters. By virtue of the Merger, subject to the provisions of this Article VIII, from and after the Effective Time, the Indemnifying Parties agree to severally and not jointly, in accordance with their respective Pro Rata Portions, indemnify, defend and hold harmless Parent and its directors, officers and other employees, Affiliates (including the Surviving Corporation), agents and other representatives (each, an “Indemnified Party”) from and against all Claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, Taxes, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (each, a “Loss”) paid, suffered, incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with the following (the “Indemnifiable Matters”):
(i)    (A) any failure of any representation or warranty (other than any Fundamental Representations) made by the Company in this Agreement to be true and correct as of the date of this Agreement or as of the Closing Date with the same force and effect as if such representation or warranty had been made at and as of the Closing Date; and (B) any failure of any representation or warranty made by the Company in any Certificate executed and delivered by the Company to be true and correct at and as of the date of such Certificate;
(ii)    (A) any failure of any Fundamental Representations to be true and correct as of the date of this Agreement or as of the Closing Date with the same force and effect as if such representation or warranty had been made at and as of the Closing Date; and (B) any failure of any Fundamental Representation made by the Company in any Certificate to be true and correct at and as of the date of such Certificate;
(iii)    any breach of or failure by the Company to perform or comply with any covenant or agreement applicable to it set forth in this Agreement prior to the Closing;
(iv)    any (A) Claims by or purportedly on behalf of any current or former holder or alleged holder of any security of the Company (including any predecessors) in their capacity as such (1) relating to or arising out of this Agreement, any Certificates, the transactions contemplated hereby or thereby, the allocation of the Total Consideration, except for claims to enforce this Agreement or with respect to breaches of this Agreement or any Certificate by Parent; or (2) of or for breach of fiduciary duty by the directors of the Company with respect to acts or omission occurring before the Closing; and (B) without duplication, any Dissenting Share Payments in excess of the value that such Person would have received in the Merger for such Dissenting Shares had such shares been converted pursuant to Section 2.7(d), and all interest, costs, expenses and fees incurred by Parent, the Company or the Surviving Corporation in connection with the exercise or attempted exercise of any dissenters’ rights;
(v)    any Claim by any actual or purported holder of Company Options for consideration in respect of such Company Options different than as provided in this Agreement, including pursuant to the Plan;
(vi)    any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to this Agreement or any amounts that a Person was entitled to receive pursuant to this Agreement that was omitted from the Spreadsheet;
(vii)    any (A) Excess Expenses and Fees; (B) Closing Indebtedness to the extent that such Closing Indebtedness did not reduce the Total Consideration; and (C) any Deficiency Payment;

(viii)    any Pre-Closing Taxes, except to the extent that such amount was reflected as a liability in the calculation of Closing Net Working Capital;
(ix)    any Claim by any actual or purported Company Securityholder relating to any alleged action or failure to act on its behalf by the Securityholder Representative or asserting any right to receive such Company Securityholder’s Pro Rata Portion of the Escrow Amount (if any) on an accelerated basis rather than in accordance with the terms of this Article VIII;
(x)    any fraud in this Agreement or any Certificate on the part of the Company prior to the Closing; or
(xi)    any product returns that are made before 11:59 p.m., Pacific time, on the one year anniversary of the Closing Date with respect to Company Products sold on or before the Closing Date.
(j)    No Reimbursement. Notwithstanding any provision of this Agreement, the Charter Documents or any agreement between the Company and any Company Securityholder to the contrary, in no event will the Surviving Corporation, as the successor in interest to the Company by virtue of the Merger, or Parent or any of Parent’s other Affiliates be obligated to reimburse, contribute, advance expenses, indemnify or hold harmless any Company Securityholder or any of the Company’s directors or officers for or in connection with any Losses claimed by any Indemnified Party under this Article VIII, other than as permitted pursuant to director and officer indemnification insurance policies.
(k)    Materiality Scrape. For the purpose of this Article VIII, only when determining the amount of Losses paid, suffered, incurred or sustained by an Indemnified Party as a result of, arising out of or in connection with any breach or inaccuracy of a representation or warranty of the Company or any failure by the Company or any Indemnifying Party to perform or comply with any covenant or agreement applicable to it that is qualified or limited in scope as to materiality or Company Material Adverse Effect, such representation or warranty will be deemed to be made without such qualification or limitation (but such qualification or limitation will be taken into account in determining the existence of any breach, inaccuracy or failure of such representation, warranty, covenant or agreement).
(l)    Purchase Price Adjustment. Any indemnity payments made under this Agreement will be treated as purchase price adjustments for federal and state income Tax purposes unless otherwise required by Law.
8.3    Indemnification Limitations.
(c)    Aggregate Limitations; Order of Recovery. Except as otherwise provided in this Section 8.3, (i) the Escrow Fund will constitute the sole and exclusive remedy of the Indemnified Parties for Indemnifiable Matters pursuant to Section 8.2(a)(i) and Section 8.2(a)(xi) (subject to clause (ii)(B) below); and (ii) the maximum amount that the Indemnified Parties may recover from any Indemnifying Party for Losses in respect of any Indemnifiable Matters (A) under

Section 8.2(a)(i) will be limited to an amount equal to such Indemnifying Party’s Pro Rata Portion in the Escrow Fund (and for the avoidance of doubt capped at the Escrow Fund with respect to all Indemnifying Parties); (B) under Section 8.2(a)(xi) will be limited to an amount equal to such Indemnifying Party’s Pro Rata Portion of the aggregate amount of product returns in excess of $1,000,000 but in no event more than the lesser of (x) $6,000,000 and (y) the funds remaining in the Escrow Fund; and (C) subject to the limitations in the foregoing clauses “(A)” and “(B),” with respect to all matters under Section 8.2(a) will be limited to such Indemnifying Party’s Pro Rata Portion of the Total Consideration and in any event no Indemnifying Party shall be liable to the Indemnified Parties in excess of the actual cash received by such Indemnifying Party, except in the event of fraud in connection with this Agreement committed by such Indemnifying Party or by an Indemnifying Party with actual advance (on or before the Closing) knowledge of the commission of such fraud. Notwithstanding anything to the contrary herein, all claims by the Indemnified Parties for Losses pursuant to this Article VIII shall be recovered (x) first, from the Escrow Fund in accordance with the procedures set forth in Sections 8.4 through 8.6 and (y) second, subject to the applicable limitations set forth in this Article VIII, including this Section 8.3, when either the Escrow Fund has been exhausted or the aggregate amount of the claims made by the Indemnified Parties for indemnifiable matters exceeds the amount then remaining in the Escrow Fund, directly from the Indemnifying Parties.
(d)    Threshold. Except as otherwise provided in this Section 8.3, no Indemnified Party will be entitled to recover any Losses in respect of any Indemnifiable Matters under Section 8.2(a)(i) unless the aggregate amount of Losses for which the Indemnified Parties are entitled to indemnification pursuant to this Agreement exceeds $1,500,000 (the “Threshold”). After the Threshold is reached, the Indemnified Parties will be entitled to recover the full amount and not only the Losses in excess of the Threshold.
(e)    Other Limitations. Notwithstanding anything to the contrary in this Agreement:
(i)    nothing in this Agreement will limit the liability of the Company or Parent for any willful or intentional breach of any representation, warranty or covenant set forth in this Agreement, any Related Agreements or in any certificates or other instruments executed and delivered pursuant to this Agreement if the Merger is not consummated;
(ii)    nothing herein shall prevent the Indemnified Parties from pursuing any remedies against any Indemnifying Party for committing any fraud with respect to this Agreement or any certificates or other instruments executed and delivered by such Indemnifying Party pursuant to this Agreement or against any Indemnifying Party with actual advance (on or before the Closing) knowledge of the commission of such fraud;
(iii)    any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto;

(iv)    if an Indemnified Party’s claim under this Article VIII may be brought under different sections of Section 8.2(a), then such Indemnified Party will have the right to bring such claim under any applicable section it chooses in accordance with this Article VIII;
(v)    nothing in this Agreement will limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder; and
(vi)    nothing in this Agreement will limit the right of any Indemnified Party to pursue remedies under: (A) the Confidentiality Agreement, (B) the 280G Waivers, (C) the Key Employee Offer Letters, or (D) (1) the Joinder and Waiver Agreements, and (2) the Letters of Transmittal (the agreements covered in clauses “(A)” through “(D)” are referred to herein as the “Excluded Agreements”) against the parties thereto, provided, however, that with respect to the Excluded Agreements covered by clauses (D) the caps and limitations set forth in Section 8.3(a) shall apply.
(f)    Effect of Insurance Recovery and Other Limitations. For purposes of calculating the amount of Losses, there will be deducted therefrom an amount equal to: (i) the amount of any proceeds actually received by any Indemnified Party from any third party insurer in connection with such Losses (net of applicable costs of recovery or collection thereof as well as any reserves, deductibles, premium adjustments and retrospectively rated premiums), it being understood that there is no obligation on Parent or any of its Affiliates to pursue any recovery through insurance; and (ii) any indemnification, contribution or other payment actually received from any third Person with respect to such Loss (net of all costs of collection). The Indemnified Parties shall not be entitled to recover more than once for the same Loss and shall not be entitled to recover any Loss if and to the extent that such Loss is reflected in the calculation of Closing Indebtedness, Excess Expenses and Fees or Closing Net Working Capital (to the extent of such inclusion).
(g)    Notwithstanding anything to the contrary herein, the definition of Losses shall exclude any unforeseeable consequential damages, diminution in value, special, punitive or exemplary damages, except and only to the extent granted to third parties pursuant to a final non-appealable judgement of a court of competent jurisdiction.
(h)    Exclusive Remedy. The indemnification provided in this Article VIII, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy available to the Indemnified Parties with respect to any matter resulting from, arising from or relating to this Agreement or the transactions contemplated hereby.
8.4    Indemnification Claims Procedures.
(h)    Making a Claim for Indemnification; Claim Certificate. If an Indemnified Party believes in good faith that it has or may acquire a right to indemnification under this Article VIII, such Indemnified Party may make an indemnification claim pursuant to Section 8.2(a) by delivering a certificate (a “Claim Certificate”) to the Securityholder Representative, with a copy to the Escrow Agent (if and to the extent that the Losses described in the Claim Certificate are recoverable by seeking recourse against the Escrow Fund), or to one or more Indemnifying Parties

(if and to the extent that the Losses described in the Claim Certificate are recoverable by seeking recourse directly against any such Indemnifying Party), (i) stating that such Indemnified Party has paid, sustained, suffered or incurred (or in good faith anticipates that it will have to pay, sustain, suffer or incur) Losses; and (ii) specifying in reasonable detail, to the extent known, the individual items of Losses included in the amount so stated, the date that each such item was paid, sustained, suffered or incurred, or the basis for such anticipated liability, and the nature of the Indemnifiable Matter to which such item is related. The Claim Certificate (A) need only specify such information to the knowledge of such Indemnified Party as of the Claim Date, and (B) may be updated and amended from time to time by the Indemnified Party with respect to the amount or new facts or circumstance known to the Indemnified Party (but not by making new claims) by delivering an updated or amended Claim Certificate to the Securityholder Representative or applicable Indemnifying Parties, as the case may be, with a copy to the Escrow Agent (if and to the extent that the Losses described in the Claim Certificate are recoverable by seeking recourse against the Escrow Fund). The date of delivery of a Claim Certificate is referred to herein as the “Claim Date” of such Claim Certificate (and the claims for indemnification set forth therein).
(i)    Objecting to a Claim for Indemnification; Objection Notice.
(iv)    Following its receipt of a Claim Certificate, the Securityholder Representative (or in the case of a claim directly against one or more Indemnifying Parties, such Indemnifying Parties) may object to any item(s) or amount(s) set forth therein by delivering written notice thereof (an “Objection Notice”) to the Indemnified Party submitting such Claim Certificate at the addresses of such Indemnified Party set forth in such Claim Certificate, with a copy to the Escrow Agent (if and to the extent that the Losses described in the Claim Certificate are recoverable only by seeking recourse against the Escrow Fund). To be effective such Objection Notice must (i) be delivered to the Indemnified Party (and, in the case of a claim for recourse against the Escrow Fund, to the Escrow Agent) prior to 5:00 p.m., Pacific time, on the 30th day following the date the Claim Certificate was received by the Securityholder Representative or the Indemnifying Party, as applicable (such deadline, the “Objection Deadline”); and (ii) set forth in reasonable detail the nature of the objections to the claims in the Claim Certificate in respect of which the objection is made.
(v)    If the Securityholder Representative (or the Indemnifying Party, if indemnification is being sought hereunder directly from such Indemnifying Party) does not object as provided in Section 8.4(b)(i) to any item or amount set forth in an Claim Certificate prior to the Objection Deadline for such Claim Certificate, then such failure to object will be an irrevocable acknowledgement by the Securityholder Representative (or the Indemnifying Party, if indemnification is being sought hereunder directly from such Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Claim Certificate, subject to the limitations contained in this Article VIII (and such entitlement will be conclusively and irrefutably established) with respect to the Indemnifying Party against whom indemnification has been sought (any such claim, an “Unobjected Claim”).
(vi)    With respect to an Unobjected Claim against the Escrow Fund, promptly following the Objection Deadline for the Claim Certificate, the Escrow Agent must release from the Escrow Fund and deliver to any Indemnified Party that has previously delivered such Claim Certificate an amount equal to the amount of Losses set forth in such Unobjected Claim (not to exceed the amount then remaining in the Escrow Fund). With respect to an Unobjected Claim for which the Indemnifying Party is directly liable beyond the amount of the Escrow Fund, within 30 days of a claim becoming an Unobjected Claim, the applicable Indemnifying Party will make the applicable payment to such Indemnified Party, subject to the limitations contained in Section 8.3 and Section 8.6.
(j)    Procedure Following an Objection. If the Securityholder Representative (or the Indemnifying Party, if indemnification is being sought hereunder directly from such Indemnifying Party) does object as provided in Section 8.4(b) to any item or amount set forth in any Claim Certificate, then the Securityholder Representative (or the objecting Indemnifying Party) and the Indemnified Party will attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Representative (or the objecting Indemnifying Party) and the Indemnified Party should so agree, a memorandum setting forth such agreement will be prepared and signed by the Securityholder Representative (or the objecting Indemnifying Party) and the Indemnified Party and, in the case of a claim against the Escrow Fund, will be furnished to the Escrow Agent. The Escrow Agent will be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms hereof.
(k)    Resolution of Conflicts.
(iv)    If the Securityholder Representative (or the Indemnifying Party, in the case of a claim for indemnification sought directly from an Indemnifying Party) timely delivers an Objection Notice in accordance with Section 8.4(b)(i), then the Securityholder Representative (or such objecting Indemnifying Party) and Parent (for itself and on behalf of any other Indemnified Party) will attempt in good faith to agree upon the rights of the respective parties to resolve the objections in the Objection Notice with respect to each such claim. Either the Securityholder Representative (or such objecting Indemnifying Party) and Parent may, but will not be obligated to, initiate non-binding mediation of the dispute with the assistance of a neutral arbitrator belonging to and under the rules of the CPR Institute for Dispute Resolution. The party requesting the mediation will arrange for mediation services, subject to the approval of the other party, which will not be unreasonably withheld, conditioned or delayed. Mediation will take place in Santa Clara County, California during normal business hours and upon reasonable advance notice. Mediation may be scheduled to begin at any time, but with at least 10 Business Days’ written notice to all parties. If one party initiates mediation, then the parties will (A) participate in the mediation in good faith and devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute; and (B) not pursue other remedies while such mediation is proceeding. If the Securityholder Representative (or the objecting Indemnifying Party) and Parent reach an agreement, then a memorandum setting forth such agreement will be prepared and signed by the Securityholder Representative (or the objecting Indemnifying Party) and the Indemnified Party and, in the case of a claim against the Escrow Fund, will be furnished to the Escrow Agent and, in the case of a claim directly against the Indemnifying Parties, to the Indemnifying Parties. The

Escrow Agent will be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
(v)    If no such agreement can be reached after good faith negotiation (and, if applicable, mediation) prior to 90 days following the date an Objection Notice is deemed properly delivered, given and received pursuant to Section 10.1, then either Parent or the Securityholder Representative (or the objecting Indemnifying Party) may bring suit in the courts identified in Section 10.7 to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate will be nonappealable, binding and conclusive upon the parties to this Agreement, and the Escrow Agent will be entitled to act in accordance with such decision and the Escrow Agent must distribute the amounts from the Escrow Fund in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.
8.5    Third Party Claims. In the event that any Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) that such Indemnified Party in good faith believes may result in a claim for indemnification, such Indemnified Party will, as promptly as practicable, notify the Securityholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such claim. The failure to so notify the Securityholder Representative (or such Indemnifying Party, if applicable) of the commencement of any such Third Party Claim will relieve the Indemnifying Parties from liability in connection therewith only if and to the extent that such failure materially and adversely affects the ability of the Indemnifying Parties to defend their interests in such Third Party Claim. The Securityholder Representative will be entitled, on behalf of the Indemnifying Party (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party will be entitled) at the expense of the Indemnifying Parties, to participate in, but not to determine or conduct, the defense of, or settlement negotiations with respect to, such Third Party Claim. The Securityholder Representative or the Indemnifying Party, as applicable, will have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to the other party (provided that the parties will use commercially reasonable efforts to avoid such effect, including by executing joint defense agreement) and the Indemnified Party will keep the other party reasonably informed and updated as to the status of the Third Party Claim at all times pending resolution thereof. The Indemnified Party will have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim, but, except with the written consent (which may be given in the sole discretion) of the Securityholder Representative (or, in the event that indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party), no settlement of any such Third Party Claim with third party claimants will be determinative of (i) the existence or amount of Losses relating to such matter or (ii) unless otherwise previously agreed in writing by the Securityholder Representative or the Indemnifying Party, the existence of an Indemnifiable Matter. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses, then 25% of any amounts paid, sustained, suffered or reasonably incurred by the Indemnified Party in defense of such Third Party Claim, regardless of the outcome of such Third Party Claim, will be deemed to be Losses. In the event that the Securityholder

Representative has consented to any such settlement with respect to an Indemnifiable Matter under Section 8.2(a), then the Indemnifying Parties will have no power or authority to object under any provision of this Article VIII to the amount of any Third Party Claim by the Indemnified Parties against the Escrow Fund with respect to such settlement.
8.6    Escrow Arrangements.
(h)    Escrow Fund. By virtue of this Agreement and as partial security for the Indemnified Parties under Section 8.2(a), at the Effective Time, Parent will deposit with the Escrow Agent the Escrow Amount without any act of the Indemnifying Parties in accordance with Section 2.10(b)(iii). Such deposit of the Escrow Amount will constitute an escrow fund (together with any interest accrued thereon, the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Fund will be available to compensate the Indemnified Parties for any claims for any Losses paid, sustained, suffered or incurred by them and for which they are entitled to recovery under this Article VIII (subject to the limitations set forth in Article VIII). The Escrow Agent may execute this Agreement following the date of this Agreement and prior to the Closing, and such later execution will not affect the binding nature of this Agreement as of the date of this Agreement between the other parties hereto.
(i)    Distribution of the Escrow Fund.
(vi)    Subject to the following requirements, the Escrow Fund will be in existence immediately following the Effective Time and will terminate at 11:59 p.m., Pacific time, on the Survival Date (such period, the “Escrow Period”).
(vii)    Within three Business Days following the end of the Escrow Period, the Escrow Agent shall release to the Paying Agent for distribution to the Indemnifying Parties all (x) amounts remaining in the Escrow Fund minus (y) the amounts claimed pursuant to any unresolved claims specified in any Claim Certificate delivered prior to the expiration of the Escrow Period (“Unresolved Claims” and the sum of such amounts specified in clause “(y)” is referred to as “Unresolved Claims Amount”). At such time, the Escrow Fund will not terminate, the Escrow Agent may not disburse the Unresolved Claims Amount, and any such amount will not be distributed to the Indemnifying Parties.
(viii)    As soon as an Unresolved Claim has been resolved, Parent and the Securityholder Representative will jointly instruct the Escrow Agent in writing to deliver the portion of the Unresolved Claims Amount with respect to such Unresolved Claim, if any, not required to satisfy such Unresolved Claim (A) first, to the Securityholder Representative for any Securityholder Representative Expenses; and (B) second, to the Indemnifying Parties, as instructed by the Securityholder Representative.
(ix)    Notwithstanding anything to the contrary in this Agreement, the Escrow Agent will be entitled to deduct and withhold from any property in the Escrow Fund deliverable pursuant to this Agreement to any Indemnifying Party such amounts as are required to be deducted or withheld therefrom under any provision of applicable Law. To the extent that such amounts are so deducted or withheld and paid to the appropriate Governmental Entity, then such amounts will be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.
(x)    Deliveries of the Escrow Amount out of the Escrow Fund to the Indemnifying Parties pursuant to this Section 8.6 will be made in proportion to their respective Pro Rata Portions of the remaining amounts in the Escrow Fund, with the amount delivered to each Indemnifying Party rounded to the nearest 0.01 (with amounts 0.005 and above rounded up), except that any such amounts payable to holders of Company Options will be rounded down to the nearest cent. If the sum of the Pro Rata Portions, each rounded to the nearest 0.01 (with amounts 0.005 and above rounded up), does not equal the remaining amounts in the Escrow Fund, then the appropriate amount will be added to or subtracted from the Indemnifying Party with the greatest Pro Rata Portion such that the sum of the rounded Pro Rata Portions does equal the remaining amount in the Escrow Fund.
(j)    Protection of the Escrow Fund; Tax Reporting.
(iii)    The Escrow Agent will (A) hold and safeguard the Escrow Fund during the Escrow Period, (B) treat the Escrow Fund as trust funds in accordance with the terms of this Agreement and (C) hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII and Section 2.10. The parties hereto agree that Parent is the owner of the cash in the Escrow Fund and that all interest on or other taxable income, if any, earned from the investment of such cash in the Escrow Fund pursuant to this Agreement will be treated for tax purposes as earned by Parent. The Escrow Agent will pay to Parent out of the Escrow Fund, on or before the 10th day following the end of each calendar quarter during the Escrow Period, a distribution equal to 20% of the amount of such taxable income treated for tax purposes as earned by Parent.
(iv)    Each of Parent and, prior to the Closing, the Company and, after the Closing, the Securityholder Representative will use its reasonable best efforts to cause each Indemnifying Party to provide to the Escrow Agent any necessary Tax forms, including a duly executed Form W-9 or the appropriate series of Form W-8, as applicable, or any similar form reasonably requested by the Escrow Agent, but the Escrow Agent will rely upon (and obtain copies from Parent as necessary, to the extent that Parent has received such forms prior to the Closing) all tax forms used and collected by Parent in connection with payments made in connection with the Closing pursuant to Section 2.10(b).
(v)    Any cash in the Escrow Fund must be invested in Permitted Investments as determined from time to time by Parent and the Securityholder Representative. Notwithstanding the foregoing, in the absence of written instructions to the contrary, funds will be invested in the Escrow Agent’s Money Market Deposit Account as more fully described in Exhibit I. Any interest paid on the Escrow Amount will be added to the Escrow Fund and become a part thereof and available for satisfaction of claims. The Escrow Agent will have no liability for any investment losses, including any market loss for any investment liquidated prior to maturity in order to make a payment required hereunder. For all U.S. federal, state, local and non-U.S. tax reporting and withholding purposes, the Indemnifying Parties will not be treated as having received or contributed any cash portion of the Escrow Amount, or as owners of any portion of the Escrow Amount, including any interest or other income or gains from investment of the Escrow Amount, until it is released and distributed to them. Parent will be treated as the owner of the Escrow Fund for tax purposes and will report any income earned by the Escrow Fund, until the Escrow Fund, if any, is distributed to the Indemnifying Parties. Any cash and any income earned thereon released to the Indemnifying Parties from the Escrow Fund will be (A) treated as additional consideration paid pursuant to this Agreement and (B) composed of an interest element and a principal element, the interest element to be computed and reported in accordance with the imputed interest rules of the Code, which Parent will provide to the Escrow Agent prior to each distribution from the Escrow Fund.
(vi)    In the absence of proper Tax documentation or as required by Law, the Escrow Agent will withhold such Taxes as are required by applicable Law and will remit such Taxes to the appropriate authorities. The Company hereby represents and warrants to the Escrow Agent that (A) there is no sale or transfer of a United States Real Property Interest as defined under Section 897(c) of the Code in the underlying transaction giving rise to this Agreement; and (B) except as provided in the Spreadsheet, no Indemnifying Party is subject to withholding on payments made in connection with the Merger, other than backup withholding on failure to provide any required tax documentation. The Indemnifying Parties agree to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of Taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties, except to the extent that such amounts relate to the Escrow Agent’s fraud, intentional misrepresentation or gross negligence, failure to withhold or failure to perform any backup withholding. The foregoing indemnification and agreement to hold harmless will survive the termination of this Agreement.
(k)    Escrow Agent’s Duties.
(vi)    The Escrow Agent will be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional joint written escrow instructions that are delivered to the Escrow Agent after the date of this Agreement that are signed by the Securityholder Representative and an officer of Parent, and may rely and will be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent will not have any implied duties or fiduciary or discretionary duties of any kind. The Escrow Agent will not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and any act done or omitted pursuant to the advice of legal counsel will be conclusive evidence of such good faith.
(vii)    Except as set forth herein, the Escrow Agent is hereby expressly authorized to disregard any and all notices, orders or warnings given by any of the parties hereto or by any other Person, other than orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and joint written instructions executed by Parent and the Securityholder Representative. If the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or joint written instructions, then the Escrow Agent will not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
(viii)    The Escrow Agent will not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
(ix)    The Escrow Agent will not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
(x)    In performing any duties under this Agreement, the Escrow Agent will not be liable to any party for damages, losses or expenses, except as a result of gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent will not incur any such liability for (A) any act or failure to act made or omitted in good faith; or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement, that the Escrow Agent in good faith believes to be genuine; or (C) forgeries, fraud, intentional misrepresentation or impersonations by any Person other than the Escrow Agent, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and will be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party hereto.
(xi)    If any controversy arises between the parties to this Agreement, or with any other Person, concerning the subject matter of this Agreement or its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”), and that the parties agree to pay the Agent Interpleader Expenses as follows: 50% to be paid by Parent and 50% to be paid by the Indemnifying Parties on the basis of the Indemnifying Parties’ respective Pro Rata Portions. In the event any Indemnifying Party fails to timely pay such Indemnifying Party’s Pro Rata Portion of the Agent Interpleader Expenses, then Parent may at its option pay such Indemnifying Party’s Pro Rata Portion of the Agent Interpleader

Expenses and recover an equal amount from such Indemnifying Party’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent will be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
(xii)    Parent and the Indemnifying Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent and each director, officer, employee, agent and affiliate of Escrow Agent (collectively, the “Agent Indemnified Parties”) harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, attorney’s fees, including allocated costs of in house counsel and disbursements that may be imposed on or incurred by any of the Agent Indemnified Parties arising from or in connection with the performance or failure of performance of Escrow Agent’s duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Indemnifying Parties on the basis of each Indemnifying Party’s respective Pro Rata Portions; provided, however, that no Agent Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of Escrow Agent. In the event that any Indemnifying Party fails to timely pay Indemnifying Party’s Pro Rata Portion of the Agent Indemnification Expenses, then Parent may at its option pay such Indemnifying Party’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount from such Indemnifying Party’s Pro Rata Portion of the Escrow Fund.
(xiii)    The Escrow Agent may resign at any time upon giving at least 30 days written notice to Parent and the Securityholder Representative, but no such resignation will become effective until the appointment of a successor escrow agent by the joint agreement of Parent and the Securityholder Representative. The successor escrow agent will execute and deliver an instrument accepting such appointment, and it will, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent will be discharged from any further duties and liability under this Agreement, but the provisions hereunder shall inure to the Escrow Agent’s benefit as to any actions taken or omitted to be taken by it while it was the escrow agent hereunder.
(l)    Fees and Expenses. Parent will pay all initial setup and ongoing maintenance fees and out-of-pocket expenses of the Escrow Agent for performance of its duties hereunder in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent will be considered compensation for ordinary services as contemplated by this Agreement. In the event that (i) the conditions of this Agreement are not promptly fulfilled, (ii) the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, (iii) the parties request a substantial modification of the terms of this Agreement or (iv) any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, then the Escrow Agent will be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in house counsel, and expenses occasioned by such default, delay, controversy or litigation.
(m)    Successor Escrow Agents. Any Person into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity is a party, or any Person to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, will be the Escrow Agent under this Agreement without further act.
8.7    Securityholder Representative.
(r)    Terms of Appointment. By virtue of the adoption and approval of this Agreement and the approval of the Merger by the Indemnifying Parties, each of the Indemnifying Parties will be deemed to have agreed to appoint the Securityholder Representative as his, her or its exclusive agent and attorney-in-fact, as the Securityholder Representative with full power and authority to act for and on behalf of the Indemnifying Parties to (i) give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by such Indemnified Party pursuant to Section 8.2(a); (ii) object to such payments; (iii) agree to, negotiate, enter into settlements and compromises of, and request mediation as provided in this Agreement and comply with orders of courts and awards of mediators with respect to such claims; (iv) assert, negotiate, enter into settlements and compromises of, and request mediation and comply with orders of courts and awards of mediators with respect to, any other claim or dispute by any Indemnified Party against any Indemnifying Party or by any Indemnifying Party against any Indemnified Party; and (v) execute and deliver all documents necessary or appropriate in the sole opinion of the Securityholder Representative for the accomplishment of the foregoing, in each case relating to this Agreement or the transactions contemplated hereby. In addition, each Indemnifying Party will be deemed to have agreed to authorize the Securityholder Representative to take all other actions that are either (A) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (B) specifically mandated by the terms of this Agreement. Notwithstanding the foregoing, the Securityholder Representative shall have no obligation to act on behalf of the Indemnified Parties, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Securityholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Letter. The Securityholder Representative may resign at any time. Such agency may be changed by the Indemnifying Parties from time to time upon not less than 30 days prior written notice to Parent, but the Securityholder Representative may not be removed unless holders of a majority of the outstanding shares of Company Capital Stock as of immediately prior to the Effective Time, voting together as a single class, agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Securityholder Representative may be filled by the vote of the holders of a majority of the outstanding shares of Company Capital Stock as of immediately prior to the Effective Time, voting together as a single class. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement. No bond will be required of the Securityholder Representative. After the Closing, notices or communications to or from the Securityholder Representative will constitute notice to or from the Indemnifying Parties.
(s)    Advisory Group; Securityholder Representative Expenses. Certain Indemnified Parties have entered into an engagement agreement with the Securityholder Representative to provide direction to the Securityholder Representative in connection with its services under this Agreement (such Indemnified Parties, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholder Representative Group”), will be liable for any act done or omitted hereunder or under any Securityholder Representative engagement agreement as Securityholder Representative while acting in good faith and without gross negligence or willful misconduct. The Indemnifying Parties will severally and not jointly (based on their Pro Rata Portion) indemnify and defend the Securityholder Representative and hold the Securityholder Representative harmless against any losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, judgments, amounts paid in settlement, fees, costs or expenses (including the fees and expenses of counsel and experts and all expenses with respect to document location, duplication and shipment and in connection with seeking recovery from insurers) arising out of or in connection with the acceptance or administration of the Securityholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Representative (collectively, “Securityholder Representative Expenses”), in each case as such Securityholder Representative Expense is suffered or incurred. If any Securityholder Representative Expense is finally adjudicated to have been directly caused by the bad faith, gross negligence or willful misconduct of the Securityholder Representative, then the Securityholder Representative will reimburse the Indemnifying Parties the amount of such indemnified Securityholder Representative Expenses to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Securityholder Representative by the Indemnifying Parties, any such Securityholder Representative Expenses will be recovered by the Securityholder Representative first, from the Expense Fund and second, from, if then available after satisfaction of all claims of an Indemnified Party, the amounts in the Escrow Fund prior to any distribution thereof to the Indemnifying Parties. Although the Securityholder Representative Expenses may be paid from the Escrow Fund, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Securityholder Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby. Furthermore, the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions.

(t)    Upon the Closing, Parent shall wire to the Securityholder Representative $150,000 (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Securityholder Representative as agent and for the benefit of the Indemnified Parties in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Securityholder Representative for any Securityholder Representative Expenses incurred pursuant to this Agreement or any Securityholder Representative letter agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Securityholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations hereunder. As soon as reasonably determined by the Securityholder Representative that the Expense Fund is no longer required to be withheld, the Securityholder Representative shall distribute the remaining Expense Fund (if any) to the Escrow Agent (or directly to the Paying Agent or Parent if so instructed) for further distribution to the Indemnified Parties. The Expense Fund Amount shall be considered a Third Party Expense.
(u)    The Indemnifying Parties acknowledge and agree that the powers, immunities and rights to indemnification granted to the Securityholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Indemnified Party and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnified Party of the whole or any fraction of his, her or its interest in the Escrow Fund. Any decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4, will constitute a decision of the Indemnifying Parties and will be final, binding and conclusive upon the Indemnifying Parties and such Indemnified Party’s successors as if expressly confirmed and ratified in writing by such Indemnified Party, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Representative. The Securityholder Representative shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnified Party or other party. All defenses which may be available to any Indemnified Party to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement are waived.
ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER
9.1    Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
(m)    by mutual written consent of Parent and the Company;

(n)    by either the Company or Parent, if the Merger has not been consummated by April 15, 2016 (such date, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) will not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(o)    by either the Company or Parent, if any requirement under Law makes the consummation of the Merger illegal, or if a Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint is in effect and that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) will not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in such requirement under Law or such action;
(p)    by Parent, if evidence of the receipt of the Required Stockholder Approval is not delivered to Parent by 5:00 p.m., Central time, on November 16, 2015;
(q)    by Parent, if Parent and Merger Sub are not in material breach of any of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied, and such breach has not been cured within 20 days after written notice thereof has been provided to the Company; provided, however, that no cure period will be required for a breach that by its nature cannot be cured and in no event will the cure period extend beyond the End Date; or
(r)    by the Company, if the Company is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied, and such breach has not been cured within 20 days after written notice thereof has been provided to Parent; provided, however, that no cure period will be required for a breach which by its nature cannot be cured and in no event will the cure period extend beyond the End Date.
9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, then this Agreement will become void and there will be no liability or obligation on the part of Parent, Merger Sub, the Company or any of their respective directors, officers, employees, stockholders, representatives, agents or Affiliates, but (a) each party hereto and thereto will remain liable for any willful or intentional breaches of this Agreement, any Related Agreements or any Certificate or other instrument delivered pursuant to this Agreement prior to its termination; and (b) the provisions of Section 6.4, Section 6.5, Section 6.8, Article X and this Section 9.2 will remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3    Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.
9.4    Extension; Waiver. At any time prior to the Closing, Parent and Merger Sub, on the one hand, and the Company, on the other hand, and at any time following the Effective Time, Parent and the Company, on the one hand, and the Securityholder Representative, on the other hand, may, to the extent legally permitted, (a) extend the time for the performance of any of the obligations of the other party hereto; (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Indemnifying Parties agree that any extension or waiver signed by the Securityholder Representative will be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver. No delay or failure by any party hereto to assert any of its rights or remedies will constitute a waiver of such rights or remedies.
ARTICLE X

GENERAL PROVISIONS
10.1    Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand, fax or email (with a written or electronic confirmation of delivery); provided that with respect to notices delivered to the Securityholder Representative, such notices shall be delivered solely via fax or email (with a written or electronic confirmation of delivery). In each case, notice will be sent to the intended recipient as set forth below (or at such other address for a party as will be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email):
(i)    if to Parent, Merger Sub or, after the Closing, the Company, to:
Fossil Group, Inc.
901 S. Central Expressway
Richardson, TX 75080
Attn:    General Counsel
Fax:    (972) 498-9615
Email: randyh@fossil.com

with a copy (which will not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Attn:    Martin W. Korman
Bradley L. Finkelstein
Fax:    (650) 493-6811
Email: mkorman@wsgr.com; bfinkelstein@wsgr.com
(j)    if to the Company (prior to the Closing), to:
Misfit, Inc.
25 Hampshire Street, Suite 19
Salem, NH 03079
Attn:    Sonny Vu
Email: sonny@misfit.com
with a copy (which will not constitute notice) to:
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Attn:    Frank F. Rahmani
Fax: (650) 849-7400
Email: rahmaniff@cooley.com
(k)    if to the Securityholder Representative, to
Fortis Advisors LLC
Attn: Notices Department
Fax:    (858) 408-1843
Email: notices@fortisrep.com
(l)    if to an Indemnifying Party, to the addresses set forth in the Spreadsheet; and
(m)    If to the Escrow Agent, to:
U.S. Bank National Association
5555 San Felipe, Suite 1150
Houston, TX 77056
Attn: Steven A Finklea
Fax:    (713) 235-9213
Email: steven.finklea@usbank.com

10.2    Counterparts; Execution. This Agreement and any amendments may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
10.3    Entire Agreement; No Third Party Beneficiaries; Assignment. This Agreement, the Exhibits and Schedules to this Agreement, the Disclosure Letter, the Confidentiality Agreement, the Management Incentive Plan and the documents and instruments and other agreements among the parties hereto referenced herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior Contracts among the parties with respect to the subject matter hereof; (b) are not intended to, and will not, confer upon any other person any rights or remedies hereunder, other than (i) as set forth in Section 6.18, (ii) the Indemnifying Parties and (iii) the Indemnified Parties and the Agent Indemnified Parties with respect to the rights under Article VIII; and (c) will not be assigned by operation of Law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to any of its Affiliates so long as Parent remains ultimately liable for all of Parent’s obligations hereunder.
10.4    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
10.5    Other Remedies. Except as otherwise set forth in this Agreement and specifically subject to Section 8.3(f), any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
10.6    Governing Law. This Agreement is governed in all respects by the laws of the State of Delaware.
10.7    Dispute Resolution. The parties hereto agree that any legal proceeding by or against any party hereto or with respect to or arising out of this Agreement may be brought exclusively in any state or federal court located in New Castle County, Delaware. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other Claim. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process will be effective upon delivery. Nothing herein will affect the right to serve process in any other manner permitted by applicable Law. The parties hereto waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any Claim that it is not personally subject to the jurisdiction of such courts for any reason, or that it or any of its property is immune from the above-described legal process; (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts; or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.
10.8    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
10.9    USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For a non-individual Person, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses and identification and authorization documents from individuals claiming authority to represent the Person or other relevant documentation. The parties hereto each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.
10.10    Escrow Security Procedures.
(c)    Security Procedures. Parent and the Securityholder Representative will each deliver to the Escrow Agent a fully executed incumbency certificate naming the officers who have the authority to execute and amend this Agreement. Exhibit J names the authorized representatives who are authorized to provide disbursement instructions with respect to the Escrow Fund, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer or authorized representative. In the event funds transfer instructions are given, whether in writing or by fax, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to one or more of the persons designated in Schedule 10.10 who is different from the person who gave the transfer instruction, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary’s bank in any funds transfer to Parent may rely solely upon any account numbers or similar identifying numbers provided by Parent to identify (i) the beneficiary; (ii) the beneficiary’s bank; or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrow Fund for any payment order it executes using any such identifying number in a manner consistent with the written instructions from (A) Parent, to the extent that it relates to payments to Parent; or (B) the Securityholder Representative, to the extent that it relates to payments to the Securityholder Representative or the Indemnifying Parties. Parent and the Securityholder Representative each acknowledge that the security procedures set forth in this Section 10.10 are commercially reasonable.
(d)    Disbursement to Parent. Unless the Escrow Agent is otherwise instructed in writing by Parent, Parent acknowledges that the Escrow Agent is authorized to use the funds transfer instructions to disburse any funds due to Parent under this Agreement as set forth on Exhibit J.
10.11    Waiver of Conflicts. Parent agrees not to assert, and agrees to cause the Surviving Corporation not to assert, any attorney-client privilege with respect to communications between Cooley LLP (“Cooley”) and any officer, director or employee of the Company (a) related to the Merger and (b) occurring prior to the Closing, other than in the case of fraud in the event of a reasonable determination by Parent that fraud exists independent of such attorney client privilege, it being the intention of the parties hereto that such attorney-client-privilege shall be deemed to be the right of, and retained by, the Company Securityholders, and not that of the Surviving Corporation, following the Closing; provided that the foregoing shall in no event limit or otherwise affect the Surviving Corporation’s right to assert any attorney-client privilege with respect to any such communication against any Person other than any stockholder, officer, director or employee of the Company prior to the Closing.
[Signature pages follow.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Securityholder Representative and the Escrow Agent have executed this Agreement as of the date first written above.
FOSSIL GROUP, INC.
By: /s/ Dennis R. Secor
Name: Dennis R. Secor
Title: Executive Vice President and Chief
Financial Officer
CHARLIE ACQUISITION CORP.
By: /s/ Dennis R. Seocr
Name: Dennis R. Secor
Title: Treasurer
MISFIT, INC.
By: /s/ Sonny Vu
Name: Sonny Vu
Title: CEO
FORTIS ADVISORS LLC,
solely in its capacity as the Securityholder Representative
By: /s/ Adam Lezack
Name: Adam Lezack
Title: Managing Director

[Signature Page Merger Agreement]

U.S. BANK NATIONAL ASSOCIATION,
with respect to Article VIII, Article IX and Article X only
By: /s/ Steve A. Finlea
Name: Steven A. Finklea, CCTS
Title: Vice President

[Signature Page Merger Agreement]